SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

NeoPhotonics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2911 Zanker Road

San Jose, California 95134 USA

+1-408-232-9200

Dear Stockholder:

I would like to extend an invitation for you to join us at the Annual Meeting of Stockholders of NeoPhotonics Corporation on June 1, 2017, at 10:00 a.m. Pacific Time at our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.

At this year’s meeting, you will be asked to approve the election of the two nominees for director named in the accompanying proxy statement, and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. You will also be asked to approve, on an advisory basis, the compensation of our named executive officers (as defined in the accompanying proxy statement) as well as to vote, on an advisory basis, for your preference as to the frequency of an advisory vote on the compensation of our named executive officers.

I urge you to vote, as the board of directors has recommended:

1.	To elect each of our Class I director nominees;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.
3.	To cast your advisory votes for the compensation of our named executive officers; and
4.	To cast your advisory votes to hold an advisory vote on the compensation of our named executive officers every “3 years.”

Attached you will find a notice of meeting (which includes a notice of internet availability of our proxy materials) and proxy statement that contains further information about these items, as well as specific details of the meeting.

Only our stockholders of record at the close of business on April 5, 2017 are entitled to vote at the meeting. A list of registered stockholders entitled to vote at the meeting will be available at our office located at 2911 Zanker Road, San Jose, California 95134 USA, for ten days prior to the meeting and at the meeting.

I cordially invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, I urge you to submit your proxy as promptly as possible.

Your vote is important. Whether or not you expect to attend the meeting, I encourage you to vote. Please use the telephone or internet voting, or sign and return your proxy card prior to the meeting. This will assure that your shares will be represented and voted at the meeting, even if you cannot attend.

Sincerely,

Timothy S. Jenks
President, Chief Executive Officer and Chairman of the Board of Directors
San Jose, California April 14, 2017

2911 Zanker Road

San Jose, California 95134 USA

+1-408-232-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2017

You are invited to attend the 2017 NeoPhotonics Corporation Annual Meeting of Stockholders:

When	June 1, 2017, at 10:00 a.m. Pacific Time.
Where	Our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.
Items of Business

•Election of the two Class I directors nominated by our board of directors to serve for a three-year term or until their successors are elected and qualified (Proposal No. 1);

•Ratification of the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2);

•Advisory vote regarding the compensation of our named executive officers (Proposal No. 3);

•Advisory vote on the frequency of holding an advisory vote regarding the compensation of our named executive officers (Proposal No. 4); and

•To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date	You are entitled to vote if you are a stockholder of record at the close of business on April 5, 2017.
Voting by Proxy

The board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see “Questions and Answers About These Proxy Materials and Voting” in the accompanying Proxy Statement for information on submitting your proxy over the internet, by telephone, or by mail. If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Attendance at Meeting	If you plan to attend, please be sure to indicate your attendance when prompted during your internet or telephone submission.

Recommendations

The board of directors recommends that you vote:

•“FOR” each of our nominees for Class I director (Proposal No. 1);

•“FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2);

•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3); and

•Every “3 YEARS” as the preferred frequency with which we are to hold an advisory vote on the compensation of our named executive officers (Proposal No. 4).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2017, at our principal office located at 2911 Zanker Road, San Jose, California 95314 USA.

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.

Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By order of the board of directors,

Timothy S. Jenks
President, Chief Executive Officer and Chairman of the Board of Directors
San Jose, California April 14, 2017

NEOPHOTONICS CORPORATION

2911 Zanker Road

San Jose, California 95314 USA

+1-408-232-9200

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Your proxy is solicited by the board of directors of NeoPhotonics Corporation (also referred to as the “Company”) for use at the 2017 Annual Meeting of Stockholders (also referred to as the “Annual Meeting”). Your vote is very important. For this reason, the board of directors is requesting that you allow your shares to be represented at the 2017 Annual Meeting of Stockholders by the proxies named on the proxy card. In connection with the solicitation of proxies by the board of directors, we are sending a Notice of Internet Availability of Proxy Materials (also referred to as the “Notice”) to our stockholders of record as of April 5, 2017. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice to all stockholders of record on or about April 14, 2017.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice to our stockholders of record as of April 5, 2017. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate your election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Will I receive any other proxy materials by mail?

We do not expect to send any proxy materials by mail unless requested.

How do I attend the Annual Meeting?

The Annual Meeting will be held on June 1, 2017, at 10:00 a.m. Pacific Time at 2911 Zanker Road, San Jose, California 95134 USA. A map and directions are set forth on Annex A of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.

You will be admitted to the Annual Meeting if you were a NeoPhotonics stockholder or joint holder as of the close of business on April 5, 2017, or you have authority to vote under a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 5, 2017, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you are a stockholder who is a natural person and not an entity, you and your immediate family members will be admitted to the Annual Meeting, provided you and they comply with the above procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 5, 2017, are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. On the record date, there were 42,670,811 shares of our common stock outstanding. Each share is entitled to one vote.

1.

Stockholders of Record: Shares Registered in Your Name. If on April 5, 2017, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or over the telephone as instructed below, or fill out and return a proxy card, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on April 5, 2017, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and present that proxy at the Annual Meeting.

What am I voting on?

There are four matters scheduled for a vote:

1.	Election of two nominees for Class I director named in this proxy statement to serve until the 2020 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;
2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	Advisory vote regarding the compensation of our named executive officers; and
4.	Advisory vote on the frequency of holding an advisory vote regarding the compensation of our named executive officers.

What are the board of directors’ recommendations?

Our board of directors recommends that you vote:

1.	“FOR” the election of each of the two nominees named in this proxy statement to serve on the board of directors; and
2.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3); and
4.	Every “3 YEARS” as the preferred frequency with which we are to hold an advisory vote on the compensation of our named executive officers (Proposal No. 4)

What if another matter is properly brought before the meeting?

We will also consider any other business that properly comes before the Annual Meeting. As of April 14, 2017, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voting instruction form will vote the shares they represent using their best judgment.

How do I vote?

For Proposal No. 1, you may either vote “FOR” each nominee to the board of directors or you may withhold your vote for any nominee that you specify.

2.

For Proposal No. 2 and 3, you may vote “FOR” or “AGAINST”, or abstain from voting.

For Proposal No. 4, you may vote every “3 YEARS,” “2 YEARS” or “1 YEAR”, or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy on the internet, vote by proxy over the telephone or vote by proxy by requesting a proxy card in the mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote via the internet, go to “www.voteproxy.com” to complete an electronic proxy card and follow the steps outlined on the secured website. Your vote must be received by 11:59 P.M. Eastern Time on May 31, 2017, to be counted.

•

To vote by telephone, dial toll-free +1-800-776-9437 within the United States, Canada and Puerto Rico using a touch-tone phone and follow the instructions provided by the recorded message. Your vote must be received by 11:59 P.M. Eastern Time on May 31, 2017, to be counted.

•

To vote by mail, you may do so by first requesting printed copies of the proxy materials by mail and then filling out the proxy card and sending it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from NeoPhotonics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide internet and telephone proxy voting to allow you to vote your shares on-line or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access or telephone call, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2017.

What if I submit a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the two nominees named in this proxy statement to serve on the board of directors;
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3); and
•	Every “3 YEARS” as the preferred frequency with which we are to hold an advisory vote on the compensation of our named executive officers (Proposal No. 4).

3.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter.

Who is paying for this solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

How many copies should I receive if I share an address with another stockholder?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for the Notice and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for NeoPhotonics. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive the Notice and other proxy materials separately, please notify your broker and our investor relations department in writing at 2911 Zanker Road, San Jose, California 95134 USA, by email at IR@neophotonics.com or by telephone at +1-408-895-6086. If you currently receive multiple copies of the Notice or other proxy materials at your address and would like to request householding of your communications, please contact your broker and our investor relations department as described above.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may grant a subsequent proxy by telephone or through the internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on May 31, 2017;
•	You may submit another properly completed proxy bearing a later date, which must be received before the final vote;
•

You may send a written notice of revocation to our principal executive offices at 2911 Zanker Road, San Jose, California 95134 USA, attention Judi L. Otteson, Vice President & General Counsel, which must be received before the final vote; or

•

You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy or telephone proxy timely provided to us is the one that is counted.

4.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How can I make a proposal to be voted on at next year’s annual meeting of stockholders?

To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders, your proposal (including a director nomination) must be submitted in writing by December 15, 2017, to Judi L. Otteson, Vice President and General Counsel, c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2018, you must do so in writing following the above instructions not earlier than the close of business on December 15, 2017, and not later than the close of business on January 14, 2018. If such proposal is submitted after January 14, 2018, it will be considered untimely. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2018 is held more than 30 days before or after June 1, 2018. The section titled “Board selection” in this proxy statement provides additional information on the director nomination process.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the election of directors, and, with respect to Proposals No. 2 and No. 3, “FOR” and “AGAINST” votes, abstentions and broker non-votes. With respect to Proposal No. 4, the inspector of election will separately count “3 YEARS,” “2 YEARS” and “1 YEAR” frequency votes, as well as abstentions and broker non-votes.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposals No. 2 and No. 3. If you abstain from voting on Proposal No. 4, the abstention will not have the effect of an “AGAINST” vote on each of “3 YEARS,” “2 YEARS” and “1 YEAR.”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Routine matters include the ratification of the selection of independent accountants.

How many votes are needed to approve each proposal?

•

For the election of directors, Proposal No. 1, the two nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” or “WITHHOLD” will affect the outcome. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

•

To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017, must receive “FOR” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote.

5.

•

To be approved, Proposal No. 3 to approve an advisory resolution regarding the compensation of our named executive officers must receive a “FOR” vote from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

•

For Proposal No. 4, the frequency with which we will conduct a vote on the compensation of our named executive officers, the selection receiving a majority of the votes present and entitled to vote will be considered the frequency preferred by the stockholders. Votes to “ABSTAIN” will have the same effect as “AGAINST” votes for all three alternatives. Broker non-votes will have no effect.

What is a quorum?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date, April 5, 2017, are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K which we expect to file with the Securities and Exchange Commission by June 7, 2017. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.

I also have access to NeoPhotonics Corporation’s Annual Report on Form 10-K. Is that a part of the proxy materials?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 16, 2017, is available on the internet along with the Notice and other proxy materials at http://IR.neophotonics.com. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Investor Relations Department, at 2911 Zanker Road, San Jose, California 95134 USA, telephone +1-408-895-6086.

6.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and eight directors are currently authorized (which will be reduced to seven authorized directors effective upon the Annual Meeting). Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors unless the board of directors determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Messrs. Akanov and Jenks. Proxies may not be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee may propose. Messrs. Akanov and Jenks have each agreed to serve if elected.

Our Corporate Governance Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.

The following table sets forth the names, ages and positions of our directors as of April 5, 2017, the record date:

Name	Age	Position
Timothy S. Jenks	61	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Charles J. Abbe(2)(3)	76	Lead Independent Director
Dmitry Akhanov(1)	41	Director
Bandel L. Carano(1)	55	Director
Rajiv Ramaswami(3)	51	Director
Michael J. Sophie(2)	59	Director
Ihab Tarazi(2)(3)	50	Director

(1)     Member of the Nominating and Corporate Governance Committee.

(2)     Member of the Audit Committee.

(3)     Member of the Compensation Committee.

7.

There are no familial relationships among our directors and executive officers.

NeoPhotonics encourages, but does not require, its directors to attend the annual meetings of stockholders. It is therefore up to each director whether to attend. Two of our eight directors then in office attended the 2016 Annual Meeting (including Mr. Lee Sen Ting whose term as a director concluded upon the annual meeting).

The following includes a brief biography of each nominee standing for election to the board of directors at the Annual Meeting, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the board of directors to determine that the applicable nominee should serve as a member of our board of directors.

Class I director nominees for election for a three-year term expiring at the 2020 Annual Meeting of stockholders

Timothy S. Jenks has served as our President and Chief Executive Officer and as a member of our board of directors since April 1998. From November 2002 until August 2005, Mr. Jenks also served as Chief Executive Officer of NanoGram Corporation, a nanomaterials applications company that we spun out, and served on its board of directors until July 2010 when it was acquired by Teijin Corporation. From November 2002 until March 2003, Mr. Jenks served as Chief Executive Officer and director of NanoGram Devices Corporation, a medical device battery company that we spun out and that was acquired by Greatbatch, Inc. in 2004. From 1985 until 1998, Mr. Jenks served in positions of increasing responsibility at Raychem Corporation, a California-based materials engineering company which was acquired by Tyco International Ltd. (now TE Connectivity Ltd.) in 1998. From March 2010 until June 2011, Mr. Jenks served as a director of Ignis ASA, an optical technology company in Norway that was acquired by Finisar Corporation in 2011. Mr. Jenks is a former naval officer, and holds a master of business administration degree from the Stanford Graduate School of Business, a Master of Science degree in nuclear engineering from the Massachusetts Institute of Technology and a Bachelor of Science degree in mechanical engineering and marine engineering from the U.S. Naval Academy. Mr. Jenks additionally is on the board of directors of Grabit, Inc., a privately-held company focused on robotic productivity solutions. Mr. Jenks brings to our board of directors demonstrated leadership and management ability at senior levels; years of experience in engineered components industries and leadership in engineering and manufacturing business operations around the world. He also brings continuity to our board and deep historic knowledge of our company through his tenure as Chief Executive Officer.

Dmitry Akhanov has served as a member of our board of directors since July 2013. Since December 2010, Mr. Akhanov has been the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Joint Stock Company (formerly Open Joint Stock Company “RUSNANO”), or Rusnano, a Russian state instrument dedicated to fostering the growth of the nanotechnology industry in Russia. Previously, from October 2007 through August 2008, Mr. Akhanov was the Head of the Russian Federal Energy Agency, which was responsible for the implementation of national energy policy and management of state-owned energy assets (oil & gas, coal and electricity industries). As the head of the Strategy Department of RAO “UES”, from June 2002 through October 2007, Mr. Akhanov was actively involved in developing and implementing strategy for the restructuring of the electricity sector of Russia, and forming a new industry structure and electricity market model. In conjunction with this, Mr. Akhanov also implemented a number of corporate projects for the separation, merger and acquisition of major energy companies in Russia. Mr. Akhanov has extensive experience in strategic planning, corporate finance and investor relations. Mr. Akhanov brings to our board of directors valuable experience in doing business in the Russian Federation and managing complex technology projects, as well as dealing with cross-border business operations. Mr. Akhanov holds a Bachelor’s Degree in economics and law and a Master’s Degree in economics from the Peoples’ Friendship University in Russia.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL CLASS I DIRECTOR NOMINEES.

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ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CERTAIN CORPORATE GOVERNANCE MATTERS

In addition to the two Class I director nominees, our board of directors consists of five other directors in two other classes who will continue in office after the Annual Meeting with terms expiring in 2018 and 2019. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The following includes a brief biography of each other director composing the remainder of the board of directors with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the board of directors to determine that the applicable director should serve as a member of our board of directors.

Class II directors continuing in office until the 2018 Annual Meeting of stockholders

Charles J. Abbe has served as a member of our board of directors since October 2012 and has been our lead independent director since June 2013. Mr. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1998 until the company merged with JDS Uniphase in February 2000, and as vice president and general manager of its principal operating division from 1996 to 1998. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe holds both a Master of Science degree and a Bachelor of Science degree in chemical engineering from Cornell University and a master of business administration degree from Stanford University. Mr. Abbe was a director of CoSine Communications, Inc. until its merger in January 2016. Mr. Abbe was originally recommended by Mr. Jenks to our nominating committee in 2012 for consideration as a potential independent director, based on Mr. Abbe’s substantial experience as an executive and director of other public companies in our industry and Mr. Jenks’ having previously worked with Mr. Abbe at Raychem Corporation in the 1990’s. Our nominating committee then fully evaluated Mr. Abbe’s qualifications and recommended his appointment as a director to our full board of directors, which made such appointment in October 2012. Mr. Abbe’s experience enables him to provide our board of directors with important strategic counsel and guidance.

Bandel L. Carano has served as a member of our board of directors since March 2004. Since 1987, Mr. Carano has been a General Partner of Oak Investment Partners, a venture capital firm he joined in 1985. Mr. Carano is also a director of Boston Power, Inc., Airspan Networks Inc. and Kratos Defense and Security Solutions, Inc. In addition, Mr. Carano has previously invested in and served on the board of directors of public companies including Tele Atlas BV, Synopsys, Inc., FiberTower Corporation, Virata, Inc. and Polycom, Inc. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a Master of Science degree and a Bachelor of Science degree in electrical engineering from Stanford University. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and Wellfleet Communications, among others. Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses provide valuable perspective to the board of directors.

Michael J. Sophie has been a member of our board of directors since November 2006. Mr. Sophie served as a director of Pericom Semiconductor Corporation from August 2008 through November 2015. From July 2012 through May 2016, Mr. Sophie served on the board of directors and as the Audit Committee Chairman for SkyCross, Inc., a private global wireless antenna solutions company, and as chairman of the board of directors of SkyCross from January to May 2016. Mr. Sophie served as interim President and Chief Executive Officer of Proxim Wireless Corporation, a provider of wireless broadband technologies, from October 2010 to January 2011. From March 2003 to January 2007, Mr. Sophie served on the board of directors of McDATA Corporation Ltd., a provider of storage networking solutions. He was employed at UTStarcom Inc., a global seller of telecommunications hardware and software products, serving as its Chief Financial Officer from August 1999 through August 2005, and as Chief Operating Officer from June 2005 through May 2006. Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice President of Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corp., a defense electronics and communications company. He holds a Bachelor of Science degree from California State University, Chico and a master of business administration degree from

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the University of Santa Clara. On May 1, 2008, the Securities and Exchange Commission issued an order in which UTStarcom, its then Chief Executive Officer, and Mr. Sophie, its former Chief Financial Officer, were to cease and desist from causing or committing violations of federal securities laws described in the order relating to filing accurate periodic reports with the SEC, making and keeping accurate books and records, devising and maintaining adequate internal accounting controls, and accurately providing the officer’s certification of a publicly traded company. Mr. Sophie paid a civil fine of $75,000 and consented to the order without admitting or denying the findings (other than SEC jurisdiction). The order did not prevent Mr. Sophie from serving as an officer or director of a publicly traded company. Mr. Sophie brings to our board of directors valuable capabilities in financial understanding, business perspective and U.S.-China cross border experience. Mr. Sophie provides an important role in keeping our board of directors current with audit issues, collaborating with our independent registered public accounting firm and management team and providing guidance and advice on our financial position.

Class III directors continuing in office until the 2019 Annual Meeting of stockholders

Rajiv Ramaswami has served as a member of our board of directors since March 2014 and a member of our Technical Advisory Board since May 2010. Since April 2016, Dr. Ramaswami has served as Chief Operating Officer, Products and Cloud Services of the networking and security business of VMware, Inc., a global leader in cloud infrastructure and business mobility. Before that, he was executive vice president and general manager of the Infrastructure & Networking Group of Broadcom Corporation, a semiconductor company, from 2010. Previously he was Vice President and General Manager of the Cloud Services and Switching Technology Group at Cisco Systems, Inc., where he also served as Vice President and General Manager for a variety of business units in Optical, Switching and Storage Networking. Prior to joining Cisco, he served in various technical and leadership positions at Xros, Tellabs and IBM’s Thomas J. Watson Research Center. Dr. Ramaswami holds both a Master of Science degree and a Ph.D. degree in Electrical Engineering from the University of California, Berkeley and a B. Tech. degree from the Indian Institute of Technology in Madras. Mr. Ramaswami’s technical expertise and background in engineering contribute to our board of directors’ understanding and consideration of opportunities involving our company and the markets we serve.

Ihab Tarazi has served as a member of our board of directors since October 2015. Mr. Tarazi is the Chief Technology Officer of Equinix, Inc., a global interconnection and data center company, leading the next generation technology and innovation function and contributing to the company’s cloud initiatives. He joined Equinix in October 2013 from Verizon Communications, Inc., where he was Vice President of Enterprise Network Services. Mr. Tarazi was a Technology Vice President at Verizon from January 2006 to August 2013. Prior to Verizon, Mr. Tarazi served as Vice President of Global Network Planning and in other roles at MCI Communications.  Mr. Tarazi earned both a master’s degree in telecommunications management from Southern Methodist University and a B.S. in electrical engineering and telecommunications from the University of Maryland.  He served as Chairman of the Board for Metro Ethernet Forum (MEF), Chairman of the Board for the Southern Cross Submarine Cable System and a board member of the Australia Japan Submarine Cable System. Mr. Tarazi brings to our Board of Directors valuable capabilities and knowledge in network planning and engineering, telecom carrier operations and data center architectures. His technical expertise and background adds value to our Board of Directors in understanding of opportunities in the telecom carrier and data center markets we serve.

Previous Selection of Directors

In July 2013 our board of directors appointed Dmitry Akhanov as a director in connection with a rights agreement with Rusnano granting Rusnano the right to designate one nominee to our board of directors, subject to the terms and conditions set forth in the rights agreement. Pursuant to the rights agreement, such nominee must (1) be qualified and suitable to serve as a member of our board of directors under all our applicable corporate governance policies or guidelines and applicable legal, regulatory and stock market requirements, and (2) be reasonably acceptable to a majority of the other members of our board of directors and our independent auditors. Rusnano has designated Mr. Akhanov as its nominee to our board of directors, and our board of directors has confirmed that Mr. Akhanov has met the qualifications required under the rights agreement.

Prior to the initial public offering of our common stock, which occurred in February 2011, we had entered into a voting agreement with certain holders of our common stock and preferred stock. Pursuant to this voting agreement, Mr. Carano and Mr. Sophie were elected as directors. This voting agreement terminated upon completion of our initial public offering, and there are no further contractual arrangements regarding the election of our directors of which we are aware.

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Director Independence

Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must compose a majority of a listed company’s board of directors within a specified period following that company’s listing date in conjunction with its initial public offering. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has previously undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that each of Messrs. Abbe, Akhanov, Carano, Ramaswami, Sophie, and Tarazi are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange. Mr. Lee Sen Ting, who served as a director until June 2016, was also determined by our board to be an “independent director.” In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Board Leadership Structure

Our board of directors is currently chaired by our President and Chief Executive Officer, Mr. Jenks. Our board of directors appointed Mr. Abbe as lead independent director in June 2013, succeeding Mr. Sophie who had served in such position since the closing of our initial public offering in February 2011. The board of directors believes that combining the positions of Chief Executive Officer and chairman of the board of directors, or Chairman, helps to ensure that the board of directors and management act with a common purpose. The board of directors further believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. In light of our Chief Executive Officer’s extensive history with and knowledge of our company, and because the board of directors’ lead independent director is empowered to play a significant role in the leadership and in reinforcement of the independence of the board of directors, the board of directors believes that it is advantageous for NeoPhotonics to combine the positions of Chief Executive Officer and Chairman.

The responsibilities of the lead independent director include: with the Chairman, establishing the agenda for regular board of directors meetings and serving as chairman of such meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the board of directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the board of directors at which the performance of the board of directors is presented or discussed; and coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman. As a result, the board of directors believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities.

Role of the Board in Risk Oversight

One of the key functions of the board of directors is informed oversight of our various processes for managing risk. The board of directors administers this oversight function directly through the board of directors as a whole, as well as through the standing committees of the board of directors that address risks associated with their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals and operating plans. Our Audit Committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The Audit Committee also monitors our compliance with various legal and regulatory requirements, monitors our whistleblower system, and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies. Our Compensation Committee assesses and monitors whether any of our compensation policies

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and programs has the potential to encourage excessive risk-taking. In addition, the board of directors meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

Meetings of the Board of Directors

Our board of directors met thirteen times during the fiscal year ended December 31, 2016. All incumbent directors attended at least 75 percent of the aggregate of the meetings of the board of directors and the committees on which they served held during the period for which they were a director and committee member, respectively, except that Mr. Carano attended nine of the thirteen board meetings held in 2016 and Mr. Tarazi attended five of the eight meetings of the audit committee held during the period in 2016 in which he was a committee member.

As required under applicable New York Stock Exchange listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Our lead independent director generally presides over the executive sessions.

Board Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting processes. For that purpose, our Audit Committee, among other things:

•	evaluates the qualifications and performance of our independent registered public accounting firm;
•	determines and approves the scope of engagement and compensation of our independent registered public accounting firm;
•	confers with management and our independent registered public accounting firm regarding the effectiveness of our internal control over financial reporting; and
•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Our Audit Committee also has certain responsibilities, including without limitation, the following:

•	selecting and hiring the independent registered public accounting firm;
•	supervising and evaluating the independent registered public accounting firm;
•	approving audit and non-audit services and fees;
•

reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls; and

•	reviewing reports and communications from the independent registered public accounting firm.

The Audit Committee met fourteen times during the fiscal year ended December 31, 2016. The current members of our Audit Committee are Messrs. Abbe, Sophie and Tarazi. Mr. Lee Sen Ting also served on our Audit Committee until his retirement from the board in June 2016. Our board of directors has determined that Messrs. Abbe and Sophie are each an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. Mr. Sophie also serves as the chairman of our Audit Committee. Our board of directors has considered the independence and other characteristics of each member of our Audit Committee.

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The Audit Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and benefits programs. The functions of this committee include:

•

reviewing and approving the compensation and other terms of employment of our executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and approving the compensation of our directors;
•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans;
•

periodically reviewing with the Chief Executive Officer our plan for succession and make recommendations to the board of directors with respect to the selection of appropriate individuals to succeed to these positions; and

•	identifying and developing internal employees with the potential to fill executive or management positions.

See “Compensation Discussion and Analysis” in this proxy statement for further information regarding our Compensation Committee’s processes.

The Compensation Committee met seven times during the fiscal year ended December 31, 2016. The members of our Compensation Committee are Messrs. Abbe, Ramaswami and Tarazi. Mr. Abbe serves as the chairman of our Compensation Committee. Effective upon the 2016 Annual Meeting, Mr. Tarazi replaced Mr. Lee Sen Ting as a member of the Compensation Committee, and Mr. Abbe replaced Mr. Lee Sen Ting as chairman of the committee. We believe that each member of our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Messrs. Carano and Akhanov, each of whom is a non-employee member of our board of directors. Mr. Carano serves as the chairman of our Nominating and Corporate Governance Committee. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange. The functions of this committee include:

•	assessing the performance of our management and our board of directors;
•	identifying, reviewing, and evaluating candidates to serve on our board of directors, including nominations by stockholders of candidates for election to our board of directors;
•	reviewing and evaluating incumbent directors;
•	making recommendations to our board of directors regarding the membership of the committees of the board of directors; and
•	developing a set of corporate governance principles.

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The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2016. The Nominating and Corporate Governance Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Selection

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the board of directors, are reviewed in the context of the current composition of the board of directors, our operating requirements and the long-term interests of stockholders. In selecting candidates and existing directors for service on the board of directors, the minimum general criteria set forth below will be considered; specific additional criteria may be added with respect to specific searches. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.

Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of NeoPhotonics and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and NeoPhotonics, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to the diversity of the members of the board of directors, diversity is typically one of a number of factors that the Nominating and Corporate Governance Committee takes into account in identifying nominees as it is important that the members of the board of directors represent diverse viewpoints. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to NeoPhotonics during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for New York Stock Exchange purposes. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board of directors and for inclusion in a proxy statement may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2911 Zanker Road, San Jose, California 95134 USA at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Communications with the Board of Directors

We have not adopted a formal process for stockholder communications with the board of directors. However, since we make every reasonable effort to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner, it is the view of the board that such formal process is not needed. Our stockholders may direct communications to a particular director or to the directors generally, in care of NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in

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care of NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.

Corporate Governance

Our board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the board of directors and the responsibilities of various committees of the board of directors. These Guidelines are available, along with other important corporate governance materials, on our website at http://IR.neophotonics.com. The Guidelines assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, the role of the board of directors, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation and succession planning and board assessment.

Policy Regarding Voting For Election of Directors in Uncontested Elections

Our Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://IR.neophotonics.com. We intend to disclose future amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent permitted by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

AUDIT COMMITTEE REPORT*

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to applicable auditing standards, which include, among other items, matters related to the conduct of the audits of our financial statements and internal controls. The Audit Committee has also received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee has

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reviewed Deloitte & Touche LLP’s independence from NeoPhotonics Corporation, including whether Deloitte & Touche LLP’s provision of non-audit services was compatible with that independence.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our board of directors that NeoPhotonics Corporation’s audited fiscal 2016 financial statements be included in our Annual Report on Form 10-K for fiscal 2016.

From the members of our Audit Committee:

Michael J. Sophie, Chairman

Charles J. Abbe

Ihab Tarazi

*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

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PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements and internal controls for the fiscal year ending December 31, 2017. Deloitte & Touche LLP has audited our consolidated financial statements and internal controls since fiscal 2013. You are being asked to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

We expect that a Deloitte & Touche LLP representative will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of NeoPhotonics and our stockholders.

Stockholder approval of this Proposal 2 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

Principal accountant fees and services

The following table presents fees for services provided by Deloitte & Touche LLP for the years ended December 31, 2015 and 2016. All fees described below were approved by the Audit Committee.

Accountant	Year	Audit Fees(1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees	Total Fees
Deloitte & Touche LLP	2016	$2,106,179	$510,180	$165,476	$2,000	$2,783,835
	2015	$2,341,109	$720,088	$81,375	$2,000	$3,144,572

(1)

“Audit Fees” consist of fees for professional services provided in connection with the audit of our financial statements, our internal control over financial reporting and the review of our quarterly financial statements. Audit Fees for 2015 included $959,909 incurred in connection with our 2014 audit.

(2)

“Audit-Related Fees” consists of assurance and related services reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Audit-related fees for 2016 pertained to a registration statement filed with the SEC in connection with a potential public offering of shares of our common stock, acquisition and asset-sale activities and other audit related procedures. Audit-related fees for 2015 pertained to our tender offer in late 2014 to reprice certain outstanding stock options and stock appreciation rights, the acquisition of the tunable laser product lines from EMCORE Corporation and the registration statement with the SEC in connection with a potential offering of shares of our common stock.

(3)	“Tax Fees” consists of fees for tax compliance services.

Pre-approval Policies and Procedures

Pursuant to applicable Securities and Exchange Commission rules, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm, with the exception of non-audit services that account for no more than five percent of the total fees paid to our independent registered public accounting firm that are subsequently ratified by the Audit Committee.

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PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.

We held our second stockholder advisory vote on executive compensation, commonly referred to as a “Say-on-Pay vote,” at our 2014 Annual Meeting.  At that meeting, over 98% of the shares that were voted on this proposal were cast in favor of our Say-on-Pay proposal.  Previously, at our 2011 Annual meeting, our stockholders voted in favor of holding a Say-on-Pay vote once every three years. Subsequently, our board of directors adopted a policy consistent with that preference and accordingly, we are holding our Say-on-Pay vote at this year’s Annual Meeting.

 This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officer, which results from our compensation philosophy, policies and practices as discussed in this proxy statement. The compensation of our named executive officers subject to the Say-on-Pay vote is described in the Compensation Discussion and Analysis, the accompanying tables, and the related narrative disclosure contained in this proxy statement.

Our Compensation Committee is responsible for designing and administering our executive compensation programs. Our Compensation Committee firmly believes that our executive compensation programs should reward our named executive officers for performance, but that when key performance objectives are not achieved, the compensation of our named executive officers should reflect as much. We believe that the compensation of our named executive officers, as disclosed in this proxy, reflects this philosophy. In addition, our Compensation Committee believes that the compensation programs for our named executive officers have been instrumental in helping the Company be able to attract, retain and motivate our executive team, thereby enabling our company to be in a position to move forward with our business strategy.

Our board of directors is now asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to NeoPhotonics Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is advisory and the outcome is not binding on our board of directors, the views expressed by our stockholders, whether through this vote or otherwise, are important to us. As a result, the board of directors and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.

Unless our board of directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2020 annual meeting of stockholders.

Approval of this advisory proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION OF

THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are also enabled to indicate their preference regarding how frequently NeoPhotonics should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the compensation discussion and analysis, the compensation tables and the related narrative disclosure in our proxy statements. Accordingly, we are asking our stockholders to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote, as provided in Proposal 3. This advisory vote is referred to herein as the “frequency of say on pay” vote. Under this Proposal, you may vote on whether you would prefer to have a “Say-on-Pay” vote once every year, once every two years or once every three years. Alternatively, you may abstain from casting a vote.

After considering the benefits and consequences of each option for the frequency of say on pay vote, our board of directors recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders every three years. Our executive compensation program is designed in large part to create long-term stockholder value. Therefore, our board of directors believes that holding a frequency of say on pay vote every three years is sufficient and appropriate to assess whether these programs are appropriately motivating employees and driving stockholder value. If we were to hold such votes more frequently, we believe the potential for substantial changes in compensation programs as a result of those votes could interfere with the incentives being provided to executive officers to maximize long-term stockholder value. Corporate results could also be impacted because the potential for more frequent changes in approach may result in a lack of focus on aligning compensation with longer-term company strategies.

 You may cast your vote on your preferred voting frequency by choosing the option of every “1 YEAR”, “2 YEARS” or “3 YEARS,” or abstain from voting when you vote in response to the resolution set forth below. To be determined as the frequency with which NeoPhotonics shall conduct an advisory vote on the compensation of our named executive officers, the selection receiving a majority of the votes present and entitled to vote will be considered the frequency preferred by our stockholders. Votes to “ABSTAIN” will have the same effect as “AGAINST” votes for all three alternatives. Broker non-votes will have no effect. Accordingly, the board of directors is asking stockholders to indicate their preferred voting frequency by voting for once every year, once every two years or once every three years or abstaining from voting on the following resolution:

“RESOLVED, that the option of one year, two years, or three years that receives a majority of votes cast for this resolution will be determined to be the preferred frequency with which NeoPhotonics Corporation is to hold an advisory stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (including the compensation discussion and analysis, compensation tables and narrative discussion).”

Our board of directors and our Compensation Committee value the opinions of our stockholders in this matter, and our board of directors will give careful consideration to the majority vote of our stockholders and will evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the board of directors or NeoPhotonics, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by a majority of our stockholders. The advisory vote of our stockholders will not be construed to create or imply any change or addition to the fiduciary duties of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” A “3 YEARS” FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

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MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of our executive officers as of April 5, 2017, the record date:

Name	Age	Position
Timothy S. Jenks	61	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Clyde Raymond Wallin (1)	63	Senior Vice President and Chief Financial Officer
Benjamin L. Sitler	61	Senior Vice President of Global Sales
Dr. Chi Yue (“Raymond”) Cheung	49	Senior Vice President and Chief Operating Officer
Dr. Wupen Yuen	47	Senior Vice President and General Manager

__________________

(1) On March 31, 2017, Mr. Wallin notified us of his intention to resign his position with the Company, effective on May 15, 2017.  Mr. Wallin has agreed to continue to serve as Senior Vice President and Chief Financial Officer through May 15, 2015, after which time he has agreed to provide certain transition and consulting services to ensure the transition of his duties and responsibilities.  We have begun a search process for a successor Chief Financial Officer.

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers. The biographical information of Timothy S. Jenks, our President and Chief Executive Officer, can be found in Proposal 1 in this proxy statement under the section entitled “Class I directors continuing in office until the 2020 Annual Meeting.” Set forth below is biographical information, including the experiences, qualifications, attributes and skills of our other executive officers.

Executive Officers

Clyde Raymond Wallin has served as our Senior Vice President and Chief Financial Officer since December 2013. Mr. Wallin served as Vice President Finance and Chief Financial Officer at Micrel, Inc. from January 2009 until October 2013, during which time he was responsible for both accounting and finance matters, and was additionally Vice President of Human Resources at Micrel from January 2010 until October 2013, during which time he was responsible for all human resource related matters. Mr. Wallin has more than 30 years of experience in the high technology industry. From 2000 to 2009 he served in several Chief Financial Officer roles including iWatt, Kendin Communications, and at Sipex Corporation where he also served as its Treasurer, Secretary and Principal Accounting Officer. Mr. Wallin previously held senior financial management positions with Cirrus Logic. He holds an M.B.A. in Finance from the University of Chicago and a Bachelors of Science in Economics with Honors from the University of Oregon.

Benjamin L. Sitler has served as our Senior Vice President of Global Sales since August 2014. Mr. Sitler previously served as our Senior Vice President of Sales and Product Management from February 2013 to August 2014, as our Vice President of Global Sales from July 2007 to February 2013 and as our Vice President of Tunable Products from November 2006 to July 2007. From June 2003 until November 2006, Mr. Sitler served as President and Chief Executive Officer of Paxera Corporation, a provider of tunable lasers, which was acquired by us in November 2006. From December 2002 until May 2003, Mr. Sitler served as Vice President of Business Development of JCP Photonics, Inc., a tunable fiber laser company. From November 1999 until September 2002, Mr. Sitler served as Vice President of Worldwide Sales of Lightwave Microsystems Corporation, a communications equipment company that was acquired by us in 2003. From 1984 until 1999, Mr. Sitler served in a variety of positions for Raychem Corporation. Mr. Sitler is a former naval officer, and holds a master of business administration degree from the Anderson School of Business at the University of California, Los Angeles and a Bachelor of Science degree in mechanical engineering from the U.S. Naval Academy.

Raymond Cheung, Ph.D. has served as our Senior Vice President and Chief Operating Officer since October 2012 and is an employee of NeoPhotonics (China) Co., Ltd. Previously, he served as our Vice President and Chief Operating Officer from November 2008 to October 2012 and prior to that as our Vice President of Product Engineering from June 2007 to August 2007. From April 2004 until May 2007, Dr. Cheung served as Director of SAE Magnetics (HK) Ltd., a

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hard disc drive design and manufacturing company, and was responsible for manufacturing operations in Dongguan, China. Dr. Cheung has also held various senior technical, operations and management positions with Hong Kong Applied Science & Technology Research Institute and Philips Semiconductor. Dr. Cheung holds a doctorate degree in materials and mechanics from Cambridge University (UK) and a bachelor of engineering degree in mechanical engineering from King’s College London (UK).

Wupen Yuen, Ph.D. has served as our Senior Vice President and General Manager since August 2014. Mr. Yuen previously served as our Senior Vice President of Product and Technology Development from October 2012 to August 2014, as our Vice President of Product Development and Engineering from September 2006 to October 2012 and prior to that as our Director of Business Development since joining us in January 2005. From August 2002 until December 2004, Dr. Yuen served as Chief Technology Officer of Bandwidth9, Inc., a telecommunications tunable laser company. Dr. Yuen holds a doctorate degree in electrical engineering and a master of science in electrical engineering from Stanford University and a bachelor of science in electrical engineering from National Taiwan University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2017, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers as set forth in the Summary Compensation Table in this proxy statement;
•	each of our directors; and
•	all executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 42,641,534 shares of common stock outstanding as of February 28, 2017.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after February 28, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

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Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

	Beneficial ownership
Name and Address of Beneficial Owner	Total Shares of Common Stock	Percent
5% Stockholders:
Funds affiliated with Oak Investment Partners(1)	5,571,335	13.1%
525 University Avenue, Suite 1300, Palo Alto, CA 94301
Joint Stock Company “RUSNANO”(2)	4,972,905	11.7%
Prospect 60-letiya Oktyabrya 10a, 117036, Moscow, Russian Federation
Wellington Management Co. LLP	2,815,000	6.6%
280 Congress Street, Boston, MA 02210-1024
Dimensional Fund Advisors LP	2,603,500	6.1%
6300 Bee Cave Road, Building One, Austin, TX 78746

Named executive officers and directors:
Timothy S. Jenks(3)	796,169	1.8%
Clyde R. Wallin(4)	204,183	*
Benjamin L. Sitler(5)	344,651	*
Dr. Raymond Cheung(6)	198,000	*
Dr. Wupen Yuen(7)	312,382	*
Charles J. Abbe(8)	86,958	*
Dmitry Akhanov(9)	23,357	*
Bandel L. Carano(10)	5,611,326	13.2%
Rajiv Ramaswami(11)	28,117	*
Michael J. Sophie(12)	46,961	*
Ihab Tarazi(13)	2,213	*
All executive officers and directors as a group (11 people)(14)	7,654,317	17.3%

*Represents less than 1%.

(1)

Includes 1,622,872 shares beneficially owned by Oak Investment Partners IX, Limited Partnership (“Oak IX”); 17,291 shares beneficially owned by Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates”); 38,947 shares beneficially owned by Oak IX Affiliates Fund—A, Limited Partnership (“Oak IX Affiliates-A”); 3,731,759 shares beneficially owned by Oak Investment Partners X, Limited Partnership (“Oak X”); 59,911 shares beneficially owned by Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”); and 100,555 shares beneficially owned by Oak Investment Partners XI, Limited Partnership (“Oak XI”). Each of these entities has sole voting and investment power with respect to the shares they beneficially own. Oak Associates IX, LLC is the general partner of Oak IX, Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A, Oak Associates X, LLC is the general partner of Oak X, Oak X Affiliates, LLC is the general partner of Oak X Affiliates, and Oak Associates XI, LLC is the general partner of Oak XI. As the general partner, these entities have shared voting and investment power over the shares held by the entity for which they are the general partner. Each of Bandel L. Carano (one of our directors), Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are managing members of each of the general partners described above, and are each deemed to have shared voting and investment power over the shares held by the various funds, and therefore the entire 5,571,335 shares.

(2)

Rusnano is a joint stock company organized under the laws of the Russian Federation. The supervisory board of Rusnano has sole voting and investment power with respect to the shares beneficially owned by Rusnano. The Russian Federation owns 100% of Rusnano. Dmitry Akhanov, a member of our board of directors, is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano, but he disclaims beneficial ownership of these shares.

(3)

Includes 573,025 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 200,263 shares of common stock. In addition 22,881 shares of common stock were held in trusts that belong to his family members.

(4)	Includes 175,801 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 28,382 shares of common stock.

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(5)	Includes 267,788 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 76,863 shares of common stock.
(6)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017.
(7)	Includes 289,505 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 22,877 shares of common stock.
(8)	Includes 27,527 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 59,431 shares of common stock.
(9)

Includes 12,785 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 10,572 shares of common stock. Although Mr. Akhanov is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano, he has no voting or dispositive power over any shares held by Rusnano.

(10)

Includes the shares of common stock detailed in Note (1) above held by the fund entities affiliated with Oak Investment Partners. Also includes 39,991 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017.

(11)	Includes 17,545 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 10,572 shares of common stock.
(12)	Includes 35,299 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017 and 11,662 shares of common stock.
(13)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017.
(14)	Includes 1,639,479 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and greater than ten percent stockholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to us, we are not aware of any required Section 16(a) reports that were not filed on a timely basis.

Copies of the insider trading reports as filed with the Securities and Exchange Commission are available at http://IR.neophotonics.com.

23.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	6,121,422	$5.30	1,003,188	(3)
Equity compensation plans not approved by security holders(4)	269,391	$3.47	392,706	(5)

(1)

Consists solely of outstanding options as there is no exercise price for outstanding restricted stock units. Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the options granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date.

(2)	Consists of our 2004 Stock Option Plan, our 2010 Equity Incentive Plan (the “2010 Plan”) and our 2010 Employee Stock Purchase Plan.
(3)

The number of shares of our common stock reserved for issuance under the 2010 Plan will automatically increase on January 1st each year, starting on January 1, 2012 and continuing through January 1, 2020, by 3.5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our board of directors. Pursuant to the evergreen provision contained therein, in January 2016, an additional 1,434,499 shares of our common stock were added to the 2010 Plan. Our 2010 Employee Stock Purchase Plan became effective upon the consummation of our initial public offering in February 2011 and the number of shares of our common stock reserved for issuance under the 2010 Employee Stock Purchase Plan will automatically increase on January 1st each year, starting on January 1, 2012 and continuing through January 1, 2020, in an amount equal to the lesser of (a) 3.5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 600,000 shares of our common stock or (c) such lesser number of shares of common stock as determined by our board of directors. Pursuant to the evergreen provision contained therein, in January 2016 an additional 600,000 shares of our common stock were added to the 2010 Employee Stock Purchase Plan.

(4)	Consists solely of our 2011 Inducement Award Plan.
(5)	In January 2016, an additional 100,000 shares of our common stock were added to the 2011 Inducement Award Plan.
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for 2016, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as the “named executive officers”:

•	Timothy S. Jenks, our President and Chief Executive Officer (our “CEO”);
•	Clyde R. Wallin, our Senior Vice President and Chief Financial Officer;
•	Benjamin L. Sitler, our Senior Vice President of Global Sales;

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•	Dr. Raymond Cheung, our Senior Vice President and Chief Operating Officer; and
•	Dr. Wupen Yuen, our Senior Vice President and General Manager.

2017 Management Changes

On March 31, 2017, Mr. Wallin notified us of his intention to resign his position with the Company, effective on May 15, 2017. Mr. Wallin has agreed to continue to serve as Chief Financial Officer through May 15, 2017, and after such date has agreed to provide certain transition and consulting services to ensure the transition of his duties and responsibilities. We have begun a search process for a successor Chief Financial Officer.

Executive Summary

2016 Business Highlights

We are a leading designer and manufacturer of hybrid photonic integrated optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks.

In 2016, we achieved the following financial and operational results:

•	Achieved 42% growth for our High Speed Products in 2016;
•	Achieved record annual revenues of $411.4 million, compared to $339.4 million in 2015, which represented year-over-year growth of 21%;
•	Achieved non-GAAP and adjusted EBITDA profitability in each of the quarters in 2016;
•

Continued to introduce new product solutions for the highest speed communications networks in telecom and datacenter applications.  At the Optical Fiber Communications (OFC) Conference and exhibition we conducted live operating demonstrations for customers and industry analysts of our new 64/64 CFP2-ACO pluggable module which utilizes our highest speed coherent components and is capable of 600 Gbps (Billion-bits-per-second) single wavelength transmission for datacenter applications, as well as our 64 Gbaud Micro-Modulator with integrated drivers, our CFP-DCO pluggable coherent module, our new 8x16 Multi-Cast switch for contentionless ROADMS and our 400G CFP8 pluggable module for client side applications.  We announced our partnership with Ciena Corporation to manufacture and market a 400 Gbps single wavelength coherent transponder based on the Ciena Wavelogic Ai digital signal processor. We also announced a new 28Gbaud EML with integrated drivers and a non-hermetic laser array to provide the light for silicon-photonics based short reach 100G and above transceivers for use inside datacenters;

•

Took actions to sell or discontinue certain products that were not meeting corporate profitability targets while continuing to ramp new and 100G products that were delivering revenue growth and margin expansion; and

•	Signed a definitive agreement for the sale of our access and low speed transceiver product lines.

2016 Executive Compensation Highlights

Consistent with our business results and our competitive marketplace for executive talent, our Compensation Committee took the following actions with respect to the 2016 compensation of the named executive officers, with details discussed further below:

•	Adjusted base salaries mid-year consistent with our compensation philosophy;
•

Awarded annual bonuses under our 2016 Variable Pay Plan, based on our actual performance as evaluated against several corporate financial and operational performance measures, in amounts determined in the sole discretion of our Compensation Committee;

•	Granted equity awards in the form of stock options that link their interests with those of our stockholders.

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Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2016:

•	Independent Compensation Committee. Our Compensation Committee comprises solely of independent directors.
•

Compensation Committee Advisor. Our Compensation Committee has periodically engaged its own independent compensation consultant to assist with its executive compensation review. This consultant was engaged by the Compensation Committee to provide these services in 2016.

•

Executive Compensation Review. Our Compensation Committee conducts a periodic review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

•	Limited Perquisites. We provide only limited perquisites or other personal benefits to our executive officers;
•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits;
•

No Special Health or Welfare Benefits. Our U.S. executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, U.S. salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any post-employment payments or benefits;
•

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•

Multi-Year Vesting Requirements. Other than RSUs granted as part of year-end bonuses in lieu of cash, the equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

•	Stock Ownership Guidelines. We require our CEO to maintain a minimum level of ownership in our common stock; and
•	Hedging Prohibited. We prohibit our executive officers and other employees from hedging or engaging in other inherently speculative transactions with respect to their holdings of Company securities.

Recent Stockholder Advisory Vote on Executive Compensation

We conducted our most recent stockholder advisory vote on the compensation of the named executive officers (commonly known as a “Say-on-Pay” vote) at our 2014 Annual Meeting of Stockholders. Our stockholders approved the compensation of the named executive officers with approximately 98.6% of the votes cast in favor of the proposal. Previously, at our 2011 Annual Meeting of Stockholders, approximately 95.3% of stockholder votes were cast in favor of our 2011 Say-On-Pay proposal.

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We believe that the outcome of the 2011 and 2014 Say-on-Pay votes reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate the named executive officers. Accordingly, we have made no significant design changes to our executive compensation program as a result of the 2011 or 2014 Say-on-Pay votes.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the named executive officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2011 Annual Meeting of Stockholders, our board of directors determined that we will hold our Say-on-Pay votes on a triennial basis.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay and Say-When-on-Pay votes, including at the 2017 Annual Meeting, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers. Further, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, our board of directors will consider our stockholders’ concerns and evaluate any appropriate next steps. Subject to the Board’s evaluation, we expect that after the 2017 Annual Meeting, the next Say-on-Pay votes will take place at the 2020 Annual Meeting and the 2023 Annual Meeting.

Compensation Philosophy and Objectives

Our executive compensation program consists of four primary components—base salary, an annual cash bonus opportunity, long-term incentive compensation in the form of equity awards, and post-employment compensation arrangements. We also provide our U.S.-based executive officers with the same health and welfare benefits that are available to all U.S. salaried employees. In China, Dr. Cheung (our Senior Vice President and Chief Operating Officer) is provided the same health and welfare benefits that are provided to the top tier of salaried employees in southern China, and additionally is provided access to Hong Kong health services.

Our executive compensation program is designed to achieve the following objectives:

•	provide total compensation packages that attract, motivate, reward, and retain exceptional executive-level talent;
•	establish a direct and meaningful link between corporate, individual, and team performance and the compensation payable in respect of such performance;
•	provide strong incentives for our executive officers create stockholder value; and
•	align the financial interests of our executive officers with those of our stockholders.

While our Compensation Committee (or our board of directors, as applicable) reviews the total compensation package for each of our executive officers, including each of the named executive officers, in connection with the decisions it makes each year regarding each individual compensation component, generally the amount of any one compensation component is determined independent of the amount of any other component. Our Compensation Committee performs at least an annual review of our executive officers’ target total direct compensation opportunities to determine whether they meet our compensation objectives.

Compensation-Setting Process

Role of our Compensation Committee

Our Compensation Committee oversees our executive compensation program in relation to our competitive marketplace for talent (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various employee stock plans. Specifically, our Compensation Committee is responsible for:

•

reviewing and approving the compensation and other terms of employment of our executive officers, including the named executive officers, and other senior members of management, and reviewing and approving corporate performance goals and objectives relevant to such compensation; and

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•	administering our stock option plans, stock purchase plans, compensation plans, and similar programs, including the adoption, amendment and termination of such plans.

Our Compensation Committee approved target annual cash bonus opportunities for 2016 performance in March 2016 (which were adjusted in July 2016) and determined bonus payments based on 2016 performance for our executive officers in March 2017.

Our Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to our board of directors, present executive compensation matters to the entire board of directors for their review and approval.

In the course of its deliberations, in any given year, our Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information regarding potential compensation, executive stock ownership information, analyses of historical executive compensation levels, and current company-wide compensation levels, competitive market data and the recommendations of our CEO.

Role of our Management

For our executive officers other than our CEO, our Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted by our CEO. In the case of our CEO, the non-employee members of our board of directors evaluate his performance and our compensation committee determines whether to make any adjustments to his compensation.

Our human resources and finance departments work with our CEO to propose for the consideration and approval of our Compensation Committee the design of our executive compensation program, to recommend changes to existing compensation components, to recommend financial and other performance measures and related target levels to be achieved under our incentive compensation plans, to prepare analyses of financial data and other briefing materials and, ultimately, to implement the decisions of our Compensation Committee or our board of directors, as applicable.

No executive officer, including no named executive officer, was present or participated directly in the final determinations or deliberations of our Compensation Committee or our board of directors, as applicable regarding the amount or component of his or her own 2016 compensation package.

Role of our Compensation Consultant

For 2016, our Compensation Committee engaged Compensia, a national compensation consulting firm, to assist it in its deliberations on the compensation payable to our executive officers, including the named executive officers. Our Compensation Committee may also consider input from Compensia on the compensation payable to non-employee members of our board of directors.

The nature and scope of services of Compensia’s services in 2016 included the following:

•	providing advice regarding best practices and market trends in executive compensation;
•	assisting with the design of our equity compensation program, and other executive compensation arrangements, as needed;
•	preparing for and attending meetings of our Compensation Committee, as requested by the committee Chair; and
•	working with our management and human resource personnel to obtain any information needed about us to provide its services.
•	revising and updating the peer group of companies against which compensation matters are reviewed, and
•	producing a report on executive compensation regarding the relative market positions of each component of compensation for each of the named executive officers.

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The Company pays the cost for Compensia’s services. In April 2016, our Compensation Committee reviewed the independence of Compensia pursuant to the criteria set forth in Exchange Act Rule 10C-1 and the applicable listing standards of The New York Stock Exchange. Our Compensation Committee determined that the work of Compensia did not give rise to any conflict of interest.

Competitive Positioning

Our Compensation Committee’s objective of maintaining an executive compensation program that is competitive includes a balance between motivating and retaining our executive officers and maintaining a reasonable and responsible cost structure. Our Compensation Committee does not establish a specific target percentile for the target total direct compensation opportunities of our executive officers, including the named executive officers (that is, we do not engage in “benchmarking” as that term is commonly used). When setting the amount of each compensation component for our executive officers, our Compensation Committee (or the independent members of our board of directors, as applicable) considers a number of factors, the importance of any one of which may vary in any given year, including:

•	corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;
•	the need to motivate our executive officers to address particular business challenges that are unique within any given year;
•

the experiences and individual knowledge of the members of our Compensation Committee (or the independent members of our board of directors, as applicable) regarding compensation of similarly-situated executives at other companies (with reference to third party surveys), as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	internal pay parity of the compensation paid to one executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executive officers;
•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, work as part of a team and reflect our core values;

•	the potential dilutive effect on our stockholders generally from equity awards granted to our executive officers;
•	common pay practices and local economic conditions in foreign countries where an executive officer may work;
•	broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business;
•

individual negotiations with our executive officers, particularly in connection with their initial compensation package, as these individuals may be leaving meaningful compensation opportunities at their prior employer to work for us, as well as negotiations upon their departure, as we recognize the benefit to our stockholders of smooth transitions; and

•	recommendations provided by our CEO for his direct reports.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for our executive officers, including the named executive officers.

For purposes of evaluating our executive compensation against the competitive market, our Compensation Committee uses a compensation peer group of 18 technology companies, which was developed with the assistance of Compensia. The companies composing the compensation peer group were selected on the basis of their similarity to us in size (as determined by revenue and market capitalization), business strategy, and industry. Our Compensation Committee reviews the compensation peer group in years when it requests a peer assessment of executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

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The compensation peer group for 2016 consisted of the following companies:

Alpha and Omega Semiconductor	EDaktronics	MaxLinear
Bel Fuse, Inc.	Extreme Networks, Inc.	Newport Corporation
CalAmp Corporation	GSI Group, Inc.	Oclaro, Inc.
Calix, Inc.	Inphi Corporation	Semtech Corporation
Comtech Communications, Inc.	IXYS	Shoretel
Digi International, Inc.	Lattice Semiconductor	Vishay Precision Group

To analyze the compensation practices of the companies in the compensation peer group, Compensia gathered data from public filings of the peer companies. This data, supplemented with broader survey data of compensation for technology companies of similar revenue size was then used by our Compensation Committee as a reference when evaluating our current compensation levels in the course of its deliberations on compensation design and amounts.

Compensation Components

Our executive compensation program has four primary components—base salary, an annual cash bonus opportunity, long-term incentive compensation in the form of equity awards, and post-employment compensation arrangements. We also provide our executive officers with the same health and welfare benefits that are available to all salaried employees in the country in which they reside. The following table summarizes the factors which were material to the decisions of our Compensation Committee in 2016 and the reasons such compensation component is provided.

Compensation Component	Objectives	Material Factors Considered
Base salary	•Attract and retain experienced executive officers within the affordability of business performance

•Board members’ experience and knowledge

•Historical negotiations and base salary levels

•Broader market conditions

•Compensation paid at other publicly-traded technology companies based on competitive market data

•Ability to afford

Annual cash bonus opportunity

•Retain exceptional talent

•Motivate executive officers to achieve corporate objectives

•Link corporate and individual performance with compensation paid

•Provide incentives to promote our growth and create stockholder value

•Align the financial interests of the executive officers with those of our stockholders

•Board members’ experience and knowledge

•Level of achievement of corporate objectives, particularly in light of broader market conditions

•Subjective review of each executive officer’s overall individual performance

•Internal pay equity

•Broader market conditions

•Balance Sheet and expected future cash flows

Long-term incentive compensation

•Retain exceptional talent

•Motivate executive officers to achieve longer-term corporate objectives

•Link corporate and individual performance with compensation paid

•Provide incentives to promote our growth and create stockholder value

•Align the financial interests of the executive officers with those of our stockholders

•Board members’ experience and knowledge

•Level of achievement of corporate objectives, particularly in light of broader market conditions

•Internal pay equity

•The potential dilutive effect on our stockholders

•Compensation paid at other publicly-traded technology companies based on competitive market data

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Compensation Component	Objectives	Material Factors Considered
Post-employment compensation

•Retain exceptional talent

•Motivate executive officers to achieve corporate objectives, which may in any given year include completion of a strategic transaction

•Align the financial interests of the executive officers with those of our stockholders, that is, the completion of a desired transaction without regard to executive’s own compensation/job security

•Board members’ experience and knowledge •Internal pay equity •Historical individual negotiations with executive officers
		

The following table illustrates the proportions of base salary, target variable bonus and equity awards in 2016:

Named Executive Officer	Base Salary	Target Variable Bonus	Equity Awards
Timothy S. Jenks	22%	22%	56%
Clyde R. Wallin	35%	19%	46%
Benjamin L. Sitler	34%	18%	48%
Dr. Raymond Cheung	37%	20%	43%
Dr. Wupen Yuen	35%	19%	46%

Base Salary

In June 2016, our Compensation Committee reviewed the base salaries of our executive officers, including the named executive officers. As part of this review, our Compensation Committee considered information from Compensia regarding the expected range for annual base salary increases in 2016. After considering the competitive market data provided by Compensia, as well as the collective knowledge and experience of its members on compensating individuals in positions held by the executives at other companies, the factors described above and a salary freeze of base pay in 2014, our Compensation Committee decided to increase the base salaries of our executive officer in varying amounts.

The base salaries of the named executive officers for 2016, effective as of July 1, 2016, were as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Increase
Mr. Jenks	$475,000	$500,000	5.3%
Mr. Wallin	$310,000	$325,000	4.8%
Mr. Sitler	$280,000	$290,000	3.6%
Dr. Cheung(1)	$370,000	$361,000	(2.4)%
Dr. Yuen	$295,000	$312,000	5.8%

(1)

Dr. Cheung’s base salary is calculated in U.S. dollars at the average exchange rate for the applicable year. Dr. Cheung’s actual base salary was paid in RMB, the legal currency of the People’s Republic of China. Dr. Cheung’s adjusted base salary represents a 4% increase over his prior year base salary under the RMB currency in which he is paid.

Annual Cash Bonus

Each year, we seek to motivate our executive officers, including the named executive officers, to successfully execute our annual financial and operational objectives through an annual bonus opportunity. In designing these bonus opportunities, our CEO works with our Compensation Committee to develop appropriate performance measures and related target levels, which are then reviewed and approved by our board of directors. The performance measures and related payout levels are determined based on management’s business forecast both at the corporate and business unit levels, as reviewed and approved by our board of directors.

In the period January to April 2016, our management proposed an annual bonus plan for 2016 (the “2016 Variable Pay Plan”) to our Compensation Committee for its review and approval. Our Compensation Committee considered and refined the terms and conditions of the 2016 Variable Pay Plan, which was subsequently approved in April 2016. In June 2016, our Compensation Committee approved target bonus percentages under the 2016 Variable Pay Plan, based on its assessment of the competitive data.

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Target Annual Cash Bonus Opportunities

In June 2016, our Compensation Committee established the updated target annual bonus opportunities for the named executive officers as follows:

Named Executive Officer	Target Annual Bonus Opportunity (as a percentage of base salary)	Target Annual Bonus Opportunity ($)
Mr. Jenks	100%	$500,000
Mr. Wallin	55%	$178,750
Mr. Sitler	55%	$159,500
Dr. Cheung(1)	55%	$198,550
Dr. Yuen	55%	$171,600

(1)

Dr. Cheung’s target annual bonus opportunity is calculated in U.S. dollars at the average exchange rate for the year. Dr. Cheung’s actual annual bonus payment, if any, is paid in RMB, the legal currency of the People’s Republic of China.

These target annual bonus opportunities were determined by our Compensation Committee based on its members’ collective knowledge and experiences, the recommendations of our CEO (except with respect to his own target annual bonus opportunity), and considerations for internal pay equity, that is, while our Compensation Committee generally believes compensation for the named executive officers should increase with their level of responsibility, it also recognized that achievement of the corporate objectives underlying the 2016 Variable Pay Plan would require a team effort among management, and, therefore, the target annual bonus opportunities should fall within a narrow range, with the largest percentage awarded to our CEO in light of his overall responsibility for the successful execution of our annual operating plan.

Corporate Performance Measures

Our Compensation Committee structured the 2016 Variable Pay Plan so that a pool for the payment of bonuses would be funded throughout the year based on our Compensation Committee’s assessment of our overall corporate performance as measured by the following financial performance measures:

•	our U.S. non-GAAP operating income as compared to our annual operating plan; and
•	execution of key product development programs expected to generate profitable revenue beginning in 2016 and beyond.

Each of these development program has specific target customers, identified milestones and completion dates. The criteria for assessment include timely and cost-effective delivery of named products to the target performance specification and to the target development stage or product launch. The assessment was to be made based on timeliness, budget adherence, technical risk assessment and customer impact.

For purposes of the 2016 Variable Pay Plan, non-GAAP “operating income” was to be calculated by excluding certain items included under GAAP, including stock-based compensation expense, restructuring expenses, business acquisition-related costs and expenses including the amortization of purchased intangible assets, amortization of fair value adjustments to fixed assets and inventory, fair value adjustments to contingent consideration, escrow settlement gain, asset impairment charge and the related tax effects.

Our Compensation Committee selected these financial and operational performance measures because it believed they were the best indicators of our ability to successfully execute our annual operating plan and factors critical to improving our competitive position and increasing the value of our common stock. Our Compensation Committee believed these objectives, therefore, best aligned the financial interests of the named executive officers with those of the stockholders.

In addition, our Compensation Committee established weightings and target performance levels for each of the corporate performance measures. The measures were weighted as follows: 67% on non-GAAP operating income and 33% on execution of certain development programs.

For the financial performance measure, our Compensation Committee established threshold and target levels contingent on our actual performance for 2016. The threshold performance for Non-GAAP operating income was $15.5 million and the target for Non-GAAP operating income was $34.5 million. Although expressed as a potential payment

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outcome, the target level for this measure was merely a non-binding guideline to be used by our Compensation Committee as one factor in determining the actual bonuses payments, if any, to be made to the named executive officers. With respect to the operational performance measure, our Compensation Committee regularly reviewed the progress of each program using criteria which included on-time, on-budget delivery of named products to the target development stage or product launch, with assessment being made on timeliness, technical risk assessment and customer impact.

In approving the 2016 Variable Pay Plan, our Compensation Committee did not assign a specific dollar payment amount to any of the performance measures or to its assessment of individual performance achievements. Instead, as in prior years our Compensation Committee intended to award actual bonus payments for 2016 based upon the subjective judgment of its members as to the appropriate bonus amounts after assessing:

•	our actual corporate performance as compared against the threshold and target levels for the financial performance measure;
•	an assessment of our actual performance as compared against the expected progress for the operational performance measures;
•	an evaluation of whether each named executive officer has performed his duties and responsibilities in a satisfactory manner; and
•	Our overall budget (that is, the appropriate level of bonuses to pay after consideration of the broader economic conditions and our balance sheet and expected cash flows).

2016 Bonus Awards

On March 10, 2017, our Compensation Committee approved annual bonuses to our named executed officers for 2016 performance as follows:

Named Executive Officer	2016 Cash Bonus Award
Timothy S. Jenks	$385,000
Clyde R. Wallin	127,125
Dr. Raymond Cheung (1)	147,500
Dr. Wupen Yuen	147,500
Benjamin L. Sitler	121,650

(1)	Calculated in U.S. dollars at the average exchange rate for the year. Dr. Cheung’s actual bonus was paid in Chinese RMB.

In making these decisions our Compensation Committee considered our actual corporate performance results against the target levels established for the year as described above, as well as:

•	the performance review for each named executive officers conducted by our CEO (other than for himself) and our Compensation Committee’s own assessment of such individual performances;
•	our Compensation Committee’s evaluation of our CEO’s performance; and
•

our Compensation Committee’s evaluation of the propriety of the total amount of the bonus payment in light of our balance sheet, expected cash flows, and broader economic considerations, notwithstanding our actual performance results and the material role that each named executive officer played in achieving these results.

Our Compensation Committee does not apply any specific weighting or formula for these factors, but considers them as a whole. Our Compensation Committee also evaluates each named executive officer’s individual performance and his contributions to our achievement of the objectives set forth in our annual operating plan.

Under the 2016 Variable Pay Plan, our Compensation Committee could exercise its discretion to award up to 50% of the final earned 2016 bonuses to our executive officers in the form of restricted stock unit awards. All 2016 bonuses to our executive officers were paid in cash in March 2017.

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Long-Term Incentive Compensation

We use equity awards in the form of stock options and service-based restricted stock unit awards to ensure that our executive officers, including the named executive officers, have a continuing stake in our long-term success. We structure our long-term incentive compensation in the form of equity awards because we believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. We also believe that equity awards are an integral component of our efforts to attract exceptional executive officers, senior management and employees.

We believe that properly structured long-term incentive compensation arrangements work to align the long-term interests of our executive officers and stockholders by creating a strong, direct link between their compensation and stock price appreciation. Our stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. Our service-based restricted stock unit awards will increase or decrease in value to the same extent as our common stock. Our Compensation Committee recognizes that full value awards, such as restricted stock unit awards, have a greater intrinsic value to our executive officers than stock options and, therefore, may have an increased retention effect. Stock options may provide even greater motivation than full value awards to drive stockholder return, however, which is why our Compensation Committee also grants such equity awards.

In determining the size of the equity awards granted in 2016 to the named executive officers, as well as the mix of stock options and restricted stock unit awards, our Compensation Committee made its decisions based primarily on its members’ experience and knowledge, equity compensation data provided by Compensia, internal pay equity (that is, generally similar award sizes as among our executive officers, with larger awards to our CEO in light of his roles and responsibilities), our performance (that is, the progress as of the date of grant toward the achievement of the financial measures described above under the discussion of the 2016 Variable Pay Plan) and the potential dilutive effect on our stockholders, and the other factors described above.  These factors were considered as a whole, without any specific weighting or formula.

In August 2016, our Compensation Committee approved the grant of the following equity awards to the named executive officers:

Named Executive Officer	Stock Options (Number of Shares)	Stock Options (Grant Date Fair Value)
Timothy S. Jenks	75,000	$547,980
Clyde R. Wallin	30,000	$219,192
Benjamin L. Sitler	30,000	$219,192
Dr. Raymond Cheung	30,000	$219,192
Dr. Wupen Yuen	30,000	$219,192

Named Executive Officer	Restricted Stock Units (Number of Shares)	Restricted Stock Units (Grant Date Fair Value)
Timothy S. Jenks	55,000	$674,850
Clyde R. Wallin	16,000	$196,320
Benjamin L. Sitler	16,000	$196,320
Dr. Raymond Cheung	16,000	$196,320
Dr. Wupen Yuen	16,000	$196,320

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Health and Welfare Benefits

We provide the following benefits to our executive officers, including the named executive officers, based in the United States, on the same terms and conditions as provided to all other eligible employees:

•	health, dental, and vision insurance;
•	basic life insurance;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability, accidental death and dismemberment insurance;
•	a Section 401(k) defined contribution plan for U.S. based employees; and
•

a nonqualified deferred compensation plan for certain of our U.S. employees including our U.S.-based executive officers, to provide them an opportunity to defer certain compensation on a pre-tax basis and accumulate tax-deferred earnings.

We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of our Compensation Committee regarding the compensation of similarly-situated executives at other companies and help us to attract and retain high quality executives. In addition, Dr. Cheung’s annual compensation includes RMB 54,000 ($8,130 based on an average exchange rate of RMB 6.6424 per U.S. dollar in 2016) to cover the cost of family health insurance premiums in the People’s Republic of China and RMB 9,290 ($1,399 based on an average exchange rate of RMB 6.6424 per U.S. dollar in 2016) to cover the cost of commercial medical insurance.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Consequently, we provide only limited perquisites or other personal benefits to our executive officers, including the named executive officers. In considering potential perquisites, our Compensation Committee reviews the cost to us as compared to the perceived value of providing such benefits.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.

Post-Employment Compensation Arrangements

Each of the named executive officers is eligible to receive payments and benefits in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control of the Company, under the terms of their respective severance agreements. These agreements (and the payments and benefits offered under each such agreement) reflect the negotiations of each of the applicable named executive officer as well as a desire to have internal parity among the named executive officers with respect to their potential post-employment compensation arrangements. We consider these arrangements to be critical to attracting and retaining high caliber executives.

In addition, we believe that providing certain payments and benefits and partial vesting acceleration of outstanding and unvested equity awards in the event of a termination of employment in connection with a change in control of the Company, if structured appropriately, serve to minimize the distractions to an executive officer and reduce the risk that a named executive officer terminates his employment with us before an acquisition is consummated.

We believe that these arrangements allow the named executive officers to focus on continuing normal business operations and, in the case of change in control payments and benefits, on the success of a potential business combination, rather than being distracted by how business decisions that may be in the best interest of our stockholders will impact each named executive officer’s own financial security. That is, we believe that these arrangements help ensure stability among the named executive officers, and will help enable the named executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

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In light of these objectives, in August 2016 we entered into retention agreements providing for updated severance and change in control benefits with all five of our named executive officers.  We entered into these arrangements after a review of existing arrangements by the compensation committee, with the committee taking into account market assessment data prepared by the committee’s independent compensation consultant.  Each retention agreement amended and superseded the prior severance rights agreement with each such named executive officer.  For a detailed description of these arrangements with the named executive officers, see “Management—Potential Payments Upon Termination or Change in Control” below.

Employee Stock Plans

Under the terms of our employee stock plans and agreements with our executive officers, including the named executive officers, the vesting of outstanding and unvested stock options and restricted stock unit awards is partially accelerated in the event of certain material corporate transactions, where equity awards are not assumed or substituted, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions (change of control).

We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of the members of our Compensation Committee on compensating individuals in the positions held by our executive officers at other companies (without reference to any specific compensation peer group or any specific level of compensation), and, therefore, allow us to attract and retain high quality executive officers, and, in the case of accelerated vesting upon certain involuntary terminations of employment following a change in control of the Company, the accelerated vesting allows our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards.

Severance Arrangement for Mr. Wallin

On March 31, 2017, Mr. Wallin notified us of his intention to resign his position with the Company, effective on May 15, 2017. Mr. Wallin has agreed continue to serve as Chief Financial Officer through May 15, 2017, and has agreed to provide certain transition and consulting services, as described below, to ensure the transition of his duties and responsibilities. We have launched a search process for a successor Chief Financial Officer.

In connection with his resignation, Mr. Wallin entered into a separation agreement with the Company on April 4, 2017.  Under the separation agreement, Mr. Wallin will continue his current compensation arrangements and benefit plan eligibility with us through May 15, 2017.  Subject to Mr. Wallin’s execution of a general release of claims, we will provide Mr. Wallin the severance benefits specified in his retention agreement dated August 5, 2016, which include (a) a single lump-sum amount equal to his current annual base salary of $325,000, (b) a cash payment in the amount of $72,000, which Mr. Wallin may, but is not required to use towards continued health coverage, and (c) accelerated vesting of Mr. Wallin’s outstanding equity awards that provide for time-based vesting as though the awards continued to vest for a period of eighteen (18) months following the date of termination of his employment with the Company (the “separation date”).

After May 15, 2017, Mr. Wallin has agreed to provide consulting services to us as may be requested by us from time to time for a three-month transition period, including providing guidance on Company matters during his employment relationship with us and transitioning his assignments, for which he will be compensated at a rate of $300 per hour. Any stock options that are outstanding, vested and exercisable as of Mr. Wallin’s separation date generally will remain exercisable for three months following the termination of his consulting services.  Mr. Wallin’s equity awards will not continue vesting during his consulting period.

Other Compensation Policies

CEO Stock Ownership Guidelines

As part of our overall corporate governance policies, and to align the interests of our CEO with the interests of our stockholders, our board of directors believes that our CEO should have a significant financial stake in the Company. Accordingly, we maintain a policy that our CEO should own shares of our common stock with a value equal to or exceeding his or her then-current annual base salary. Pursuant to this policy, Mr. Jenks, our current CEO, was required to attain this ownership level within two years from the date the policy was adopted by our board of directors (April 25, 2013).  In the future, his successor will be required to attain this ownership level within two years of the date of becoming our Chief

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Executive Officer.  Our board of directors may evaluate, in its discretion, whether this requirement should be waived in the case of a Chief Executive Officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement.

As of December 31, 2016, Mr. Jenks’ beneficial ownership of shares of our common stock exceeded his annual base salary.

We encourage our executive officers, including the other named executive officers, to hold a significant equity interest in our common stock, but have not set specific ownership guidelines for these individuals.

Hedging Prohibition Policy

We have adopted a policy that prohibits our executive officers, including the named executive officers, other members of management, and the non-employee members of our board of directors from engaging in short sales, transactions in put or call options, hedging transactions, or other inherently speculative transactions with respect to our securities. We adopted this policy as a matter of good corporate governance and because, by not allowing these individuals to engage in such transactions, they are subject to the full risks of ownership of their unvested equity awards. As a result, their equity compensation is strongly correlated to stock price performance over the vesting period.

Equity Award Grant Policy

It is our policy not to intentionally accelerate or delay the public release of material information in consideration of a pending equity award to allow the recipient to benefit from a more favorable stock price. Annual awards are typically considered each summer after our public release of second quarter financial results.  New Hire equity awards are typically made on the 15th of the month following the date of hire.

Compensation Recovery Policy

At this time, we do not have a formal policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

Our Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our Compensation Committee may deem it appropriate to provide one or more executive officer with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

Our Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

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Nonqualified Deferred Compensation

Our Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2016 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and members of the board of directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the stock option or other award.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

From the members of our Compensation Committee:

Charles J. Abbe

Rajiv Ramaswami

Ihab Tarazi

Compensation Risk Assessment

From time to time, our board of directors and our Compensation Committee review the potential risks associated with the structure and design of our various compensation plans. In April 2016, our Compensation Committee reviewed the material compensation plans and arrangements for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company.

Overall, our board of directors believes that our compensation programs generally contain a balance of fixed and variable features, as well as complementary performance measures and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, our material compensation plans and arrangements operate within the corporate governance and review structure that serves and supports our risk mitigation practices.

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Summary Compensation Table

The following table provides information for the years ended December 31, 2016, 2015 and 2014, regarding the compensation of our principal executive officer, principal financial officer, and each of our three other most highly compensated persons serving as executive officers, or our named executive officers, for 2016.

Name and principal position	Year	Salary ($)		Bonus ($) (1)	Option awards ($)(2)	Stock awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3)		Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Timothy S. Jenks	2016	486,538		-	547,980	674,850	385,000		-	1,500		2,095,868
President and Chief Executive Officer	2015	435,481		-	340,275	569,223	600,000		-	2,308		1,947,287
	2014	400,000		-	240,823	-	348,723		-	1,500		991,046
Clyde R. Wallin	2016	313,346		-	219,192	196,320	127,125		120,085	1,500		857,483
Senior Vice President and Chief Financial Officer	2015	294,442		-	136,110	223,892	180,000		59,654	1,500		835,944
	2014	280,615		-	117,077	-	132,512		-	1,500		531,704
Dr. Raymond Cheung	2016	319,764	(5)	-	219,192	196,320	147,500	(6)	-	9,528	(7)	892,304
Senior Vice President and Chief Operating Officer	2015	325,948	(5)	-	149,721	255,820	262,711	(6)	-	10,036	(7)	1,004,236
	2014	343,801	(5)	-	152,070	-	163,297	(6)	-	10,143	(7)	669,311
Dr. Wupen Yuen	2016	302,846		-	219,192	196,320	147,500		-	3,500		869,358
Senior Vice President and General Manager	2015	284,461		-	149,721	233,067	225,000		-	3,493		895,742
	2014	275,000		-	131,215	-	121,472		-	3,493		531,180
Benjamin L. Sitler	2016	268,650		-	219,192	196,320	121,650		-	3,192		809,004
Senior Vice President of Global Sales	2015	268,865		-	108,888	178,359	170,000		-	3,269		729,381
	2014	265,000		-	100,737	-	104,619		-	3,493		473,849

(1)	The bonus amounts for named executive officers are included in the non-equity incentive plan compensation column in this table.
(2)

Amount reflects the aggregate grant date fair value of the awards granted, calculated in accordance with applicable accounting guidance for share based payment transactions. The valuation assumptions used in determining such amounts are described in Note 14 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 16, 2017. These amounts do not reflect the actual economic value realized by the named executive officers. Option awards amounts in 2014 include repriced stock options with incremental grant date fair value of $90,006, $59,163, $51,525, $50,779, and $42,823 for Mr. Jenks, Mr. Wallin, Dr. Cheung, Dr.Yuen and Mr. Sitler, respectively.

(3)

The amounts in this column are performance-based bonuses in respect of performance for the years ended December 31, 2016, 2015 and 2014, but were actually paid in the following year. Bonuses in 2014 consist of cash and restricted stock unit awards. The dollar amount of the portion of the performance-based bonuses paid in restricted stock unit awards in 2014 was $189,723, $72,092, $88,840, $66,087 and $56,919 for Mr. Jenks, Mr. Wallin, Dr. Cheung, Dr. Yuen and Mr. Sitler, respectively. The number of shares subject to these restricted stock unit awards was determined by dividing the dollar amount of the performance-based bonus to be paid in restricted stock units divided by the average closing price of our common stock for a 24-day calendar period from March 3, 2015 through March 26, 2015.

(4)	Non-qualified deferred compensation earnings are included in the salary amounts for the respective years.
(5)

Dr. Cheung’s salary in 2014, 2015 and 2016 was RMB 2,118,400, RMB 2,029,800 and RMB  2,124,000, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.1617, RMB 6.2274 and RMB 6.6424 per U.S. dollar in 2014, 2015 and 2016, respectively.

(6)

Dr. Cheung’s bonus in 2014, 2015 and 2016 was RMB 1,006,187, RMB 1,636,000 and RMB 979,753, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.1617, RMB 6.2274 and RMB 6.6424 per U.S. dollar in 2014, 2015 and 2016, respectively.

(7)	Represents and medical insurance and family health insurance premiums of RMB 63,290. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6424 per U.S. dollar in 2016.

39.

Non-Qualified Deferred Compensation Plan

The following table provides information regarding to the activity in the non-qualified deferred compensation plan for each of our named executive officers who participated in such plan during the year ended December 31, 2016:

Name	Executive contributions in last fiscal year	Company contributions in last fiscal year	Aggregate earnings in last fiscal year	Aggregate withdrawals/distributions	Aggregate balance at last fiscal year end
Clyde R. Wallin	$120,085	$-	$14,597	$-	$191,292

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2016.

Grants of Plan-Based Awards For Fiscal Year 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise price of option awards ($ per share)(2)(3)	Grant Date Fair value of Restricted Stock Units And Options Awards ($)(4)
Timothy S. Jenks	08/02/16	$500,000	55,000		$—	$674,850
	08/02/16		—	75,000	$12.27	$547,980
Clyde R. Wallin	08/02/16	$178,750	16,000		$—	$196,320
	08/02/16		—	30,000	$12.27	$219,192
Benjamin L. Sitler	08/02/16	$159,500	16,000		$—	$196,320
	08/02/16		—	30,000	$12.27	$219,192
Dr. Raymond Cheung	08/02/16	$198,550	16,000		$—	$196,320
	08/02/16		—	30,000	$12.27	$219,192
Dr. Wupen Yuen	08/02/16	$171,600	16,000		$—	$196,320
	08/02/16		—	30,000	$12.27	$219,192

(1)	Reflects awards under our 2016 Variable Pay Plan as described under “Compensation Discussion and Analysis.” There were no thresholds or maximum amounts approved for the named executive officers.
(2)	Restricted stock units were granted with no exercise price.
(3)

Options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was determined by reference to the closing sales price of our common stock on the New York Stock Exchange on the grant date.

(4)

In accordance with Securities and Exchange Commission rules, this column represents the aggregate grant date fair value of each equity award, calculated in accordance with applicable accounting guidance for stock-based payment transactions. For each stock award, the grant date fair value is calculated using the closing price of our common stock on the grant date. The valuation assumptions used in determining the grant date fair value of the option awards are described in Note 14 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 16, 2017. These amounts do not reflect the actual economic value realized by the named executive officers.

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The material terms of the named executive officers’ annual compensation, including base salaries, bonus opportunities, equity awards and potential severance benefits are described in greater detail below under the section titled “Employment agreements.” The explanations of the amounts of compensation awarded in 2016, including how each individual element of compensation was determined, are set forth above in the section titled “Compensation Discussion and Analysis.” As discussed in greater detail in “Compensation Discussion and Analysis,” the number of stock option awards and restricted stock units granted is determined by our board of directors based on a number of subjective factors. Typically, restricted stock units granted to our named executive officers vest over 36 months with 1/3rd of the shares vesting on each anniversary of the date of grant and stock option grants to our named executive officers vest over 48 months with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting monthly over the next 36 months, and in each case subject to continued employment (except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment). However, RSUs granted in March 2015 as part of 2014 bonuses, were fully vested upon grant. The shares subject to the stock option or restricted stock units granted in October 2015 vest over a three-year period, with one-half of the shares subject to the grants vesting on April 27, 2017, one-fourth of the shares subject to the grants vesting on April 27, 2018 and one-fourth of the shares subject to the grants vesting on October 27, 2018. The shares subject to the stock option or restricted stock units granted in August 2016 vest over a three-year period, with 30%, 30% and 40% of the shares subject to the grants vesting on August 2, 2017, August 2, 2018, and August 2, 2019, respectively. The stock option grants and the restricted stock unit grants were made under our 2010 Equity Incentive Plan. We did not pay dividends on our common stock during 2016.

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Outstanding Equity Awards at December 31, 2016

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2016. All vesting is generally contingent upon continued employment with us, except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)		Number of securities underlying unexercised options unexercisable		Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested(6)
Timothy S. Jenks	23,529		—		$4.25	5/16/2017	50,000	(5)	$540,500
	51,286		—		4.25	11/4/2018	55,000	(4)	594,550
	22,242		—		4.25	5/27/2019	—		—
	75,000		—		3.30	10/7/2024	—		—
	100,000		—		5.11	12/11/2022	—		—
	111,250	(3)	6,875	(3)	3.50	5/15/2017	—		—
	1,232	(3)	54	(3)	3.50	5/14/2018	—		—
	9,350	(3)	407	(3)	3.50	5/27/2019	—		—
	16,098	(3)	701	(3)	3.50	1/26/2020	—		—
	17,249	(3)	751	(3)	3.50	12/12/2020	—		—
	34,499	(3)	1,501	(3)	3.50	8/1/2021	—		—
	13,895	(3)	605	(3)	3.50	7/30/2022	—		—
	47,916	(3)	2,084	(3)	3.50	9/17/2023	—		—
	—		75,000	(5)	7.59	10/26/2025	—		—
	—		75,000	(4)	12.27	8/1/2026	—		—
Clyde R. Wallin	10,800		—		3.30	10/7/2024	20,000	(5)	216,200
	—		30,000	(5)	7.59	10/26/2025	16,000	(4)	172,960
	75,000		—		6.86	12/22/2023	—		—
	61,874	(3)	3,126	(3)	3.50	12/22/2023	—		—
	—		30,000	(4)	12.27	8/1/2026	—		—
Benjamin L. Sitler	28,800		—		3.30	10/7/2024	16,000	(5)	172,960
	—		24,000	(5)	7.59	10/26/2025	16,000	(4)	172,960
	3,833	(3)	167	(3)	3.50	10/23/2017	—		—
	570	(3)	25	(3)	3.50	5/14/2018	—		—
	8,050	(3)	350	(3)	3.50	1/26/2020	—		—
	75,000		—		5.11	12/11/2022	—		—
	32,007	(3)	1,393	(3)	3.50	7/30/2017	—		—
	15,901	(3)	693	(3)	3.50	11/4/2018	—		—
	22,998	(3)	1,001	(3)	3.50	5/27/2019	—		—
	11,499	(3)	501	(3)	3.50	12/12/2020	—		—
	14,374	(3)	626	(3)	3.50	8/1/2021	—		—
	9,583	(3)	417	(3)	3.50	7/30/2022	—		—
	19,166	(3)	834	(3)	3.50	9/17/2023	—		—
	—		30,000	(4)	12.27	8/1/2026	—		—
Dr. Raymond Cheung	75,000		—		5.11	12/11/2022	22,000	(5)	237,820
	25,000		—		3.30	10/7/2024	16,000	(4)	172,960
	—		33,000	(5)	7.59	10/26/2025	—		—
	9,166	(3)	834	(3)	3.50	7/23/2017	—		—
	4,583	(3)	417	(3)	3.50	11/4/2018	—		—
	4,583	(3)	417	(3)	3.50	11/3/2018	—		—
	11,000	(3)	1,000	(3)	3.50	5/27/2019	—		—
	5,500	(3)	500	(3)	3.50	1/26/2020	—		—
	5,500	(3)	500	(3)	3.50	12/12/2020	—		—
	8,250	(3)	750	(3)	3.50	8/1/2021	—		—
	4,583	(3)	417	(3)	3.50	7/30/2022	—		—
	11,458	(3)	1,042	(3)	3.50	9/17/2023	—		—
	—		30,000	(4)	12.27	8/1/2026	—		—
Dr. Wupen Yuen	40,000		—		3.30	10/7/2024	22,000	(5)	237,820
	—		33,000	(5)	7.59	10/26/2025	16,000	(4)	172,960
	9,583	(3)	417	(3)	3.50	7/30/2022	—		—
	75,000		—		5.11	12/11/2022	—		—
	21,083	(3)	917	(3)	3.50	5/15/2017	—		—
	7,666	(3)	334	(3)	3.50	10/23/2017	—		—
	386	(3)	17	(3)	3.50	5/14/2018	—		—
	15,719	(3)	684	(3)	3.50	11/4/2018	—		—
	22,998	(3)	1,001	(3)	3.50	5/27/2019	—		—
	10,733	(3)	467	(3)	3.50	1/26/2020	—		—
	11,500	(3)	500	(3)	3.50	12/12/2020	—		—
	17,250	(3)	750	(3)	3.50	8/1/2021	—		—
	23,957	(3)	1,043	(3)	3.50	9/17/2023	—		—
	—		30,000	(4)	12.27	8/1/2026	—		—

(1)	Unless otherwise noted, shares subject to the stock option are vested in full.
(2)

Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the awards granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date. The exercise price of the awards granted after our initial public offering in February 2011 was determined by reference to the closing sales price of our common stock on the grant date.

(3)

The shares subject to the stock option will vest over a two-year period, with half of the shares subject to vesting on January 1, 2016, and the remainder vesting in 12 equal monthly installments thereafter.

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(4)

The restricted stock units subject to the award vest over a three year period, with 30%, 30% and 40% of the shares subject to the grants vesting on the first, second and third anniversaries of the vesting commencement date, respectively.

(5)

The shares subject to the stock option or restricted stock units will vest over a three-year period, with one-half of the shares subject to the grants vesting on April 27, 2017, one-fourth of the shares subject to the grants vesting on April 27, 2018 and one-fourth of the shares subject to the grants vesting on October 27, 2018.

(6)	Value calculated based on the closing price of our common stock on December 30, 2016, which was the last trading day of 2016, of $10.81 per share.

Option Exercises and Stock Vested During Fiscal 2016

The following table shows information regarding option exercises and the vesting of restricted stock held by our named executive officers during 2016.

	Stock Options		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Timothy S. Jenks	46,875	339,431	11,500	144,900
Clyde R. Wallin	28,000	298,084	8,333	90,913
Benjamin L. Sitler	—	—	5,000	63,000
Dr. Raymond Cheung	95,500	890,555	5,833	73,496
Dr. Wupen Yuen	—	—	5,833	73,496

(1)

The value realized on vesting equals (a) the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date less the exercise price per share, multiplied by (b) the gross number of shares acquired on exercise.

(2)

The value realized on vesting equals the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number of shares acquired on vesting.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Definitions. Except as otherwise expressly set forth below, for purposes of the current retention agreements entered into with our named executive officers, the following definitions apply:

“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.

“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.

“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined

43.

to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.

“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the retention agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.

“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.

Timothy S. Jenks.  On March 30, 2010, we entered into an employment letter agreement with Mr. Jenks. Prior to the execution of this letter agreement, we had not entered into a binding offer letter with Mr. Jenks. Pursuant to this letter agreement, Mr. Jenks continues to serve, on an at-will basis, as our Chairman, Chief Executive Officer and President. This employment letter agreement originally provided for an annual base salary of $320,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Jenks’ general eligibility for annual variable pay based on our performance, stock awards and long-term incentives.

Effective as of August 5, 2016, we entered into a retention agreement with Mr. Jenks, which replaced a prior severance rights agreement with Mr. Jenks dated as of April 30, 2012. The retention agreement provides for the payment of severance benefits to Mr. Jenks in the event of the termination of his employment as described below.

Involuntary termination generally. The retention agreement provides that upon an Involuntary Termination of Mr. Jenks’ employment, subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (including, a waiver of any performance-based criteria).

Involuntary termination following a change in control. The agreement also provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate in full (including, a waiver of any performance-based criteria).

The retention agreement with Mr. Jenks also provides that if he is involuntarily terminated prior to a change in control and he can reasonably demonstrate to our board’s satisfaction that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control, then he will be entitled to the greater amount of severance benefits payable on an involuntary termination following a change in control.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Jenks’ employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Clyde R. Wallin.  In December 2013, we entered into an offer letter with Mr. Wallin to serve as our Senior Vice President and Chief Financial Officer, on an at-will basis. The offer letter provided for an initial annual base salary of

44.

$285,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Wallin’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives.

On April 4, 2017, we entered into a separation agreement with Mr. Wallin that supersedes all prior agreements providing for severance benefits, including the retention agreement described below, pursuant to which Mr. Wallin has agreed to remain our Chief Financial Officer through May 15, 2017. After May 15, 2017, Mr. Wallin has agreed to provide consulting services to the Company for a three-month transition period as may be requested by the Company from time to time.

Effective as of August 5, 2016, we entered into a retention agreement with Mr. Wallin, which has now been superseded by his separation agreement. The April 2017 separation agreement provides materially the same severance benefits specified in Mr. Wallin’s August 2016 retention agreement. The August 2016 retention agreement would have provided for the payment of severance benefits to Mr. Wallin in the event of the termination of his employment as described below.

Involuntary termination generally. Under the superseded retention agreement, if Mr. Wallin’s employment terminated as a result of Involuntary Termination, and provided that Mr. Wallin provided a valid and effective release of all employment related claims, Mr. Wallin would have received the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Wallin’s outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance based criteria).

Involuntary termination following a change in control. Under the superseded retention agreement, if Mr. Wallin’s employment terminated as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Wallin provided a valid and effective release of all employment related claims, Mr. Wallin would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 150% his base salary, (B) 100% of his target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Wallin’s outstanding equity awards would accelerate in full (but no waiver of any performance-based criteria).

Finally, the superseded agreement provided for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Wallin’s employment terminated due to his death while he was outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Benjamin L. Sitler.  We currently have not entered into a binding employment offer letter with Mr. Sitler. Mr. Sitler’s original offer letter with us expired at the end of 2007. Mr. Sitler’s employment with us is on an at-will basis.

Effective as of August 5, 2016, we entered into a retention agreement with Mr. Sitler. The retention agreement provides for the payment of severance benefits to Mr. Sitler in the event of the termination of his employment as described below.

Involuntary termination generally. Under the retention agreement, if Mr. Sitler’s employment terminates as a result of Involuntary Termination, and provided that Mr. Sitler provides a valid and effective release of all employment related claims, Mr. Sitler would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Sitler’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).

Involuntary termination following a change in control. Under the retention agreement, if Mr. Sitler’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Sitler provides a valid and effective release of all employment related claims, Mr. Sitler would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 150% his base salary, (B) 100% of his target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required

45.

to be used for, continued health insurance); and (2) the vesting of all of Mr. Sitler’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Sitler’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Dr. Raymond Cheung.  On August 14, 2007, consistent with local labor laws in China, we entered into a fixed-term labor contract with Dr. Cheung which expired on June 30, 2012, and effective as of July 1, 2012, we entered into a new fixed-term labor contract with Dr. Cheung which is set to expire on June 30, 2016, unless terminated prior to such date upon any of the following: (i) Dr. Cheung reaches retirement; (ii) Dr. Cheung dies or has been pronounced dead or missing by a Chinese court; (iii) our bankruptcy; (iv) the revocation of our business license, termination of our business, or our dissolution; or (v) as required by law. Upon the ordinary course expiration of the term of employment, if Dr. Cheung is still employed by us, the labor contract will remain valid until the labor contract is renewed or until either party rescinds the employment relationship.

Effective as of August 5, 2016, we entered into a retention agreement with Dr. Cheung. The retention agreement provides for the payment of severance benefits to Dr. Cheung in the event of the termination of his employment as described below.

Involuntary termination generally. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).

Involuntary termination following a change in control. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Dr. Cheung’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Dr. Wupen Yuen.  In January 2005, we entered into an offer letter with Dr. Yuen to serve as our Director of Business Development on an at-will basis. The offer letter provided for an initial annual base salary of $165,000 per year, subject to periodic review and adjustment.

Effective as of August 5, 2016, we entered into a retention agreement with Dr. Yuen. The retention agreement provides for the payment of severance benefits to Dr. Yuen in the event of the termination of his employment as described below.

Involuntary termination generally. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).

46.

Involuntary termination following a change in control. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Dr. Yuen’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.

Potential Payments upon Termination or Change in Control

Based on the Retention Agreements as discussed in the section above entitled “Executive Compensation—Employment Agreements,” the following table describes the payments that we would have made to our named executive officers in connection with certain terminations of employment and/or certain corporate transactions like a Change in Control, if such events had occurred on December 31, 2016, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.

Potential payments upon involuntary termination, not in connection with a change in control.

Timothy S. Jenks. Under the retention agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Jenks would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (including, a waiver of any performance-based criteria).

Clyde R. Wallin.  The retention agreement with Mr. Wallin was superseded on April 4, 2017 by his separation agreement. Under the superseded retention agreement with Mr. Wallin effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Wallin would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 150% his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Wallin’s outstanding equity awards  will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (but no waiver of any performance-based criteria).

Benjamin L. Sitler. Under the retention agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Sitler would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 100% his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Sitler’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).

Dr. Raymond Cheung. Under the retention agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Dr. Cheung would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary and (B) a  cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (but no waiver of any performance-based criteria).

47.

Dr. Wupen Yuen. Under the severance rights agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Dr. Yuen would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (but no waiver of any performance-based criteria).

Potential payments upon a change in control, stock awards not assumed.

Pursuant to our 2004 Stock Option Plan and our 2010 Equity Incentive Plan, in the event that there had been a change in control (as defined in the 2004 Stock Option Plan and the 2010 Equity Incentive Plan in a manner that is generally consistent with the definition set forth above) on December 31, 2016, and if the surviving or acquiring corporation had elected not assume or substitute for outstanding options (or assume the repurchase rights held in respect of shares purchased under such options, as applicable), the vesting of outstanding options held by each of our named executive officers on such date would have accelerated as to that number of shares that would otherwise have vested and become exercisable as of December 31, 2017, that is, the date that is 12 months after the date of the change in control.

Potential payments upon a change in control concurrent with an involuntary termination of employment.

Timothy S. Jenks. Under the retention agreement that was in effect on December 31, 2016, upon an Involuntary Termination of Mr. Jenks’ employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards would have accelerated in full (including a waiver of any performance-based criteria).

Clyde R. Wallin.  The retention agreement with Mr. Wallin was superseded on April 4, 2017 by his separation agreement. Under the superseded retention agreement in effect on December 31, 2016, upon an Involuntary Termination of Mr. Wallin’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Wallin would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 150% of his base salary, (B) 100% of his target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Wallin’s outstanding equity awards would have accelerated in full (but no waiver of any performance-based criteria).

Benjamin L. Sitler. Under the retention agreement in effect on December 31, 2016, upon an Involuntary Termination of Mr. Sitler’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Sitler would have received severance benefits the following severance benefits: (1) a lump sum severance payment equal to (A) to 150% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Sitler’s outstanding equity awards would have accelerated in full (but no waiver of any performance-based criteria).

48.

Dr. Raymond Cheung. Under the retention agreement in effect on December 31, 2016, upon an Involuntary Termination of Dr. Cheung’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control, and subject to his execution of a binding release of claims, Dr. Cheung would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards would have accelerated would have accelerated in full (but no waiver of any performance-based criteria)

Dr. Wupen Yuen. Under the retention agreement in effect on December 31, 2016, upon an Involuntary Termination of Dr. Yuen’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Dr. Yuen would have received the following severance benefits: (1) a lump sum severance payment equal to (A) to 200% of his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards would have accelerated would have accelerated in full (but no waiver of any performance-based criteria).

49.

Potential payments upon termination or change in control

The following table shows the amounts each of our named executive officers would receive in the event of his termination and/or upon a change in control, assuming the event took place on December 31, 2016, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.

Named Executive Officer	Termination or Change in Control Event (1)	Salary ($)		Bonus ($)		Benefits ($)		Equity Acceleration ($)(2)	Total ($)
Timothy S. Jenks	• Involuntary termination	1,000,000	(3)	500,000	(4)	144,000	(5)	859,737	2,503,737
	• Change in control—awards assumed and involuntary termination(10)	1,000,000	(3)	1,000,000	(6)	144,000	(5)	1,471,419	3,615,419
	• Change in control—awards not assumed and involuntary termination(11)	1,000,000	(3)	1,000,000	(6)	144,000	(5)	1,471,419	3,615,419
	• Change in control—awards not assumed and employment continues(12)	-		-		-		859,737	859,737

Clyde R. Wallin(13)	• Involuntary termination	325,000	(7)	—		72,000	(8)	309,342	706,342
	• Change in control—awards assumed and involuntary termination(10)	487,500	(9)	178,750	(4)	72,000	(8)	508,611	1,246,861
	• Change in control—awards not assumed and involuntary termination(11)	487,500	(9)	178,750	(4)	72,000	(8)	508,611	1,246,861
	• Change in control—awards not assumed and employment continues(12)	—		—		—		—	—

Benjamin L. Sitler	• Involuntary termination	290,000	(7)	—		72,000	(8)	283,479	645,479
	• Change in control—awards assumed and involuntary termination(10)	435,000	(9)	159,500	(4)	72,000	(8)	467,111	1,133,611
	• Change in control—awards not assumed and involuntary termination(11)	435,000	(9)	159,500	(4)	72,000	(8)	467,111	1,133,611
	• Change in control—awards not assumed and employment continues(12)	-		-		-		283,479	283,479

Dr. Raymond Cheung	• Involuntary termination	722,000	(3)	—		144,000	(5)	352,909	1,218,909
	• Change in control—awards assumed and involuntary termination(10)	722,000	(3)	397,100	(6)	144,000	(5)	560,001	1,823,101
	• Change in control—awards not assumed and involuntary termination(11)	722,000	(3)	397,100	(6)	144,000	(5)	560,001	1,823,101
	• Change in control—awards not assumed and employment continues(12)	-		-		-		352,909	352,909
	
Dr. Wupen Yuen	• Involuntary termination	624,000	(3)	—		144,000	(5)	354,758	1,122,758
	• Change in control—awards assumed and involuntary termination(10)	624,000	(3)	343,200	(6)	144,000	(5)	561,850	1,673,050
	• Change in control—awards not assumed and involuntary termination(11)	624,000	(3)	343,200	(6)	144,000	(5)	561,850	1,673,050
	• Change in control—awards not assumed and employment continues(12)	-		-		-		354,758	354,758

(1)	No compensation is payable where there is a change in control, awards are assumed and employment continues.

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(2)

The value realized is the gain that our named executive officers would receive, calculated as the difference between the closing price per share of our common stock on December 31, 2016, of $10.81 per share, and the exercise price of the named executive officers’ unvested options or awards subject to acceleration upon or following a change in control event.

(3)	Represents 200% of base salary calculated at a rate in effect on December 31, 2016.
(4)	Represents 100% of target bonus for such named executive officer for 2016.
(5)	Represents a cash payment that is intended to assist in the payment of, but not required to be used for, continued health insurance.
(6)	Represents 200% of target bonus for such named executive officer for 2016.
(7)	Represents 100% of base salary calculated at a rate in effect on December 31, 2016.
(8)	Represents a cash payment that is intended to assist in the payment of, but not required to be used for, continued health insurance.
(9)	Represents 150% of base salary calculated at a rate in effect on December 31, 2016.
(10)

Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring entity elects to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.

(11)

Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.

(12)

Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards and such named executive officer’s employment continues.

(13)	On March 31, 2017, Mr. Wallin informed the Company his intention to resign from his position, effective as of May 15, 2017. Mr. Wallin has agreed to serve as an officer and employee through such date.

51.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy Prior to January 2017

From April 2011 through December 2016,  we provided the following compensation package for our non-employee directors.

Cash Compensation.

Annual retainer	$36,000
Additional retainer Audit Committee chair	24,000
Additional retainer Audit Committee member	12,000
Additional retainer Compensation Committee chair	9,000
Additional retainer Compensation Committee member	6,000
Additional retainer Nominating and Corporate Governance Committee chair	9,000
Additional retainer Nominating and Corporate Governance Committee member	6,000
Additional payment for Lead Director per regular meeting	1,000
Additional payment for Technical Advisory Board per regular meeting	2,500	(1)

(1)	If meeting requires one day or more of travel, then amount paid was $5,000.

Equity Compensation. Our non-employee director compensation policy provided that on the date of each annual stockholders’ meeting, each non-employee director would receive (A) a grant of an option to purchase that number of shares of our common stock equal to (1) $25,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which would vest ratably over 12 months and (B) a grant of restricted stock units covering that number of shares of our common stock equal to (1) $25,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which would vest on the 12 month anniversary of the date of grant. Each of the option grants would have an exercise price equal to the fair market value of our common stock on the date of grant.

Non-Employee Director Compensation Policy effective January 2017

On January 18, 2017, our board of directors approved several changes to our non-employee director compensation policy, effective January 2017.  Such changes were recommended to the board by the compensation committee of the board.  As updated, the policy provides the following compensation package for our non-employee directors.

Cash Compensation

Annual retainer	$42,500
Additional retainer Audit Committee chair	20,000
Additional retainer Audit Committee member	10,000
Additional retainer Compensation Committee chair	15,000
Additional retainer Compensation Committee member	5,500
Additional retainer Nominating and Corporate Governance Committee chair	10,000
Additional retainer Nominating and Corporate Governance Committee member	4,600
Additional retainer for Lead Independent Director	7,500
Additional payment for Technical Advisory Board per regular meeting	2,500	(1)

(1)	If meeting requires one day or more of travel, then amount paid will be $5,000.

Equity Compensation. Our non-employee director compensation policy provides that on the date of each annual stockholders’ meeting, each non-employee director will receive (A) a grant of an option to purchase that number of shares of our common stock with a target value equal to (1) $37,500 (for 2017) and $47,000 (for 2018 and thereafter), which shall vest ratably over 12 months and (B) a grant of restricted stock units covering that number of shares of our common stock equal to (1) $37,500 (for 2017) and $47,000 (for 2018 and thereafter) divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest on the 12 month anniversary of the date of

52.

grant. Each of the option grants shall have an exercise price equal to the fair market value of our common stock on the date of grant. Target value for the stock option grants will be calculated using a Black-Scholes model and based on a 30-day trading average (ending the day before the grant date).

Director Compensation Table

The following table sets forth information regarding fees paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2016.

	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Total ($)
Charles J. Abbe	$61,250	$14,828	$24,993	$101,071
Dmitry Akhanov	42,000	14,828	24,993	81,821
Bandel Carano(2)	45,000	14,828	-	59,828
Michael J. Sophie	60,000	14,828	24,993	99,821
Ihab Tarazi	54,500	14,828	24,993	94,321
Rajiv Ramaswami	47,000	14,828	24,993	86,821

(1)

Amounts reflect the grant date fair value of stock options and stock awards (restricted stock units) granted in 2016 calculated in accordance with applicable accounting guidance for share-based payment transactions. Only one stock option and only one restricted stock unit award was granted to each non-employee director in 2016. The valuation assumptions used in determining such amounts are described in Note 14 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 16, 2017.

(2)	Bandel Carano has elected not to receive restricted stock unit award as part of his non-employee director compensation.

As of December 31, 2016, our non-employee directors held outstanding stock options and stock awards as follows:

Name	Stock Options	Stock Awards
Charles J. Abbe	27,970	2,656
Dmitry Akhanov	13,228	2,656
Bandel L. Carano	40,434	-
Michael J. Sophie	35,742	2,656
Ihab Tarazi	2,656	2,656
Rajiv Ramaswami	17,988	2,656

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Messrs. Abbe, Tarazi and Ramaswami. Effective as of the 2016 Annual Meeting, Mr. Tarazi replaced Mr. Lee Sen Ting as a member of the Compensation Committee. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The following is a summary of transactions since January 1, 2016, to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” and “Management—Director Compensation” sections of this proxy statement.

Agreements with Rusnano

In April 2012, we entered into a share purchase agreement with Rusnano, pursuant to which we agreed to sell and issue an aggregate of 4,972,905 shares of common stock at a purchase price of $8.00 per share for aggregate gross proceeds of approximately $39,783,240. Immediately after the closing of such transaction, Rusnano owned approximately 16.7% of our issued and outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about Rusnano. Dmitry Akhanov, a member of our board of directors, is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano.

In connection with the foregoing transaction, we entered into a rights agreement with Rusnano pursuant to which we agreed to, among other matters: (i) file one or more registration statements covering the resale of shares of our common stock held by Rusnano prior to the expiration of a lock-up agreement between us and Rusnano, (ii) grant piggyback registration rights to Rusnano for shares of our common stock held by Rusnano following the expiration of the lock-up agreement in the event we propose to register shares in an underwritten offering, (iii) grant Rusnano the right to designate one nominee for our board of directors, (iv) grant Rusnano a right of first offer to purchase its pro rata share of all equity securities (subject to an exclusion for shares issued in a public offering and other customary exceptions set forth therein) that we may propose to sell and issue after the date of the rights agreement, and (v) make a $30.0 million investment towards our Russian operations (the “investment commitment”).

In July 2015, we further amended our rights agreement with Rusnano. The amendment to the rights agreement became effective on June 30, 2015 and provides for an updated investment plan for our Russian subsidiaries that includes a non-cash transfer of licensing rights to intellectual property, non-cash transfers of existing equipment and commitments to complete the remaining milestones of approximately one-half of the overall investment through fiscal year 2019. It also provides that the maximum amount of penalties to be paid by us for failure to meet the investment obligation will not exceed $5.0 million in the aggregate, with the following penalties for failure to meet specified milestones and exit options at the end of the following years, subject to a 90-day cure period following such years:

•

By December 31, 2015, if the actual cumulative investment and spending to our Russian subsidiaries was less than $13.0 million, or if we had not sold any products manufactured by our Russian subsidiary, or if we had not completed agreed-upon manufacturing milestones, then we would have been subject to a $5.0 million penalty within 30 days after the end of the applicable cure period; if the cumulative investments and spending to our Russian subsidiaries were less than $15.4 million but more than $13.0 million by December 31, 2015 and was not cured within the applicable cure period, we would have been subject to a $1.5 million penalty within 30 days after the end of the applicable cure period. We fulfilled this milestone and contributed over $15.4 million in cash and assets to our Russian subsidiaries as of December 31, 2015. We also satisfied the requirement related to sale of products manufactured by our Russian subsidiary as of December 31, 2015. However, we were not in full compliance with the completion of agreed-upon manufacturing

54.

milestones as of December 31, 2015 (and as of the end of the cure period ended March 30, 2016) since certain required equipment was delivered but not fully installed and operational as of that date. We have remediated these issues and, in August 2016, we entered into the second amendment to the rights agreement with Rusnano to address this matter. The amendment extended the foregoing manufacturing deadlines to June 30, 2016, which we completed as of June 30, 2016. As a result, we were not held liable for the $5.0 million penalty;

•

By December 31, 2016, if the actual cumulative investment and spending to our Russian subsidiaries was less than $18.8 million, we would have been subject to a $1.5 million penalty within 30 days after the end of the applicable cure period. We fulfilled this milestone and contributed over $18.8 million in cash and assets to our Russian subsidiaries as of December 31, 2016;

•

At the end of 2016, we would have been subject to pay an exit fee of $3.5 million to Rusnano should we had decided to cease the operations of our Russian subsidiaries, provided that the cumulative investments and spending including the tangible asset transfers, other than intangible asset transfers which was limited to a maximum valuation of $5.7 million, exceeded $10.0 million. Since we did not cease the operations of our Russian subsidiaries at the end of 2016, we were not held liable for the $3.5 million penalty; and

•

At the end of 2019, we will be subject to pay an exit fee of $2.0 million to Rusnano should we decide to cease the operations of our Russian subsidiaries, if the cumulative investments and spending are less than $30.0 million.

We also entered into a Commitment to File Registration Statement and Related Waiver of Registration Rights with Rusnano on December 18, 2014, whereby Rusnano waived certain registration rights in connection with a potential offering by us of shares of our common stock, and we committed to file with the SEC a resale registration statement on Form S-1 covering the resale of all shares of our common stock held by Rusnano. We filed such resale registration statement in April 2015, which is no longer effective. We expect to file a resale registration statement in 2017 covering the same amount of shares held by Rusnano.

In August 2016, we also entered into a Letter of Agreement with Rusnano, signed and effective August 2, 2016, whereby we committed to establish a 10G SFP+ transceiver line in Russia in 2017 and to undertake related capital expenditures of approximately $100,000 (which will not be counted toward our overall $30 million investment commitment under the rights agreement). Since our transceiver business was recently sold by us in January 2017, we intend to undertake such expense by spending the $100,000 commitment in another manner to be discussed and agreed between the parties.

Indemnification of Officers and Directors

Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

Our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;
•

we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

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In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Policies and Procedures for Related Party Transactions

We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

All related party transactions will be reviewed and approved by our Audit Committee. Pursuant to our code of business conduct and ethics, the Audit Committee is responsible for approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, our Audit Committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

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OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons voting the proxies.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your voted proxy promptly.

By order of the board of directors,

Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California
Dated: April 14, 2017

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, is available without charge upon written request to Judi L. Otteson, Vice President & General Counsel, NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2017, at our principal office located at 2911 Zanker Road, San Jose, California 95314 USA.

The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission are available at http://IR.neophotonics.com.

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ANNEX A

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF
NEOPHOTONICS CORPORATION

FROM SAN JOSE	FROM SAN FRANCISCO	FROM OAKLAND

Take 101 northbound. Take exit 392 at Montague Expy. Merge onto Montague Expy. Turn right at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.	Take 101 southbound. Take exit 392 at Montague Expy. Merge onto Montague Expy. Turn right at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.	Take 880 southbound. Take exit 7 at Montague Expy. Merge onto Montague Expy. Turn left at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF NEOPHOTONICSCORPORATION June 7, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16875/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20203000000000000000 3 060716 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X The Board of Directors recommends you vote FoR the following: 1. Election of Directors: The Board of Directors recommends you vote FoR the following proposal: FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O Rajiv Ramaswami O Ihab Tarazi 2. Ratification of the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.  INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEOPHOTONICS CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 7, 2016 10:00 AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Timothy S. Jenks and Clyde R. Wallin or either of them, as proxies of the stockholders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of NEOPHOTONICS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Pacific Time on June 7, 2016, at 2911 Zanker Road, San Jose, CA 95134 USA, and any adjournment or postponement thereof. The Board of Directors recommends a vote "FOR" all nominees listed in Proposal No. 1, and "FOR" Proposal No. 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NO. 2. (Continued and to be signed on the reverse side.) 1.1 14475